UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Essex Property Trust, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
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1100 Park Place, Suite 200
San Mateo, California 94403

March 26, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), to be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301 on May 14, 2019, at 1:00 p.m., Pacific Time.

The attached notice of annual meeting and proxy statement describe the matters expected to be acted upon at the Annual Meeting. We urge you to review these materials carefully.

This year we are again furnishing proxy materials to our stockholders over the Internet. On or about March 28, 2019, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our notice of annual meeting, proxy statement, and 2018 Annual Report to Stockholders and how to vote. Some stockholders may, if they have so previously requested, receive these materials via email or paper copies by mail. If you only received a Notice of Internet Availability of Proxy Materials by mail, the notice of annual meeting also contains instructions on how you can receive a paper copy of the proxy materials and 2018 Annual Report.

Please use this opportunity to take part in the Company’s affairs by voting on the business to be presented at the Annual Meeting. Whether or not you plan to attend the meeting in person, please authorize your proxy via the Internet prior to 11:59 p.m. Eastern Time, on May 13, 2019, or if you are receiving a paper copy of the proxy statement, by telephone or by completing, signing, dating and returning a proxy card. Authorizing your proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting. Please review the instructions contained in the Notice of Internet Availability of Proxy Materials regarding each of these options. If you attend the Annual Meeting, you may vote in person, even if you have previously mailed your proxy card.

Your vote is important to us and we appreciate your continued support of the Company.

Sincerely,

Michael J. Schall
Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
To Be Held May 14, 2019

The 2019 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), will be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301 on May 14, 2019 at 1:00 p.m. Pacific Time, for the following purposes:

1.	To consider and vote upon the election of the following nominees to serve as directors until the 2019 annual meeting and until their respective successors are duly elected and qualified: Keith R. Guericke, Amal M. Johnson, Mary Kasaris, Irving F. Lyons, III, George M. Marcus, Thomas E. Robinson, Michael J. Schall, Byron A. Scordelis, and Janice L. Sears.
2.	To consider and vote upon the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2019.
3.	To consider and vote upon an advisory vote to approve the Company’s named executive officer compensation.
4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on February 28, 2019, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Your vote is important. Whether or not you expect to attend the Annual Meeting in person, we urge you to submit your proxy and vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may authorize a proxy to vote your shares via the Internet until 11:59 p.m. Eastern Time, on May 13, 2019, or, if you have received and/or requested a paper copy of our proxy materials, by telephone or by mail, by completing, signing, dating and returning the proxy card in the envelope provided. If you attend the Annual Meeting in person, you may continue to have your shares voted as instructed on your proxy or you may withdraw your proxy at our Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors and on behalf of the Secretary of the Company,

Michael J. Schall
Chief Executive Officer and President
San Mateo, California
March 26, 2019

TABLE OF CONTENTS – PROXY STATEMENT

Essex Property Trust, Inc.	2019 Proxy Statement	i

Essex Property Trust, Inc.	2019 Proxy Statement	ii

EXECUTIVE SUMMARY

This summary highlights certain information about Essex Property Trust, Inc., a Maryland corporation (the “Company”), and its 2019 annual meeting of stockholders (the “Annual Meeting”) and summarizes information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the Company and its 2018 performance, you should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019.

2019 Annual Meeting Information

Date and Time:	Tuesday, May 14, 2019, at 1:00 p.m., Pacific Time
Place:	Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301
Record Date:	February 28, 2019

At the Annual Meeting, we are asking our stockholders to vote on the following matters:

Proposal No. 1: Election of Directors

The Company’s Board of Directors (the “Board”) recommends a vote FOR the election of the following nominees to serve as directors until the 2020 annual meeting and until their respective successors are duly elected and qualified: Keith R. Guericke, Amal M. Johnson, Mary Kasaris, Irving F. Lyons, III, George M. Marcus, Thomas E. Robinson, Michael J. Schall, Byron A. Scordelis, and Janice L. Sears.

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Proposal No. 3: Advisory Vote on the Company’s Named Executive Officer Compensation

The Board recommends a vote FOR the approval, on an advisory basis, of the Company’s named executive officer compensation.

2018 Business Highlights

•	Achieved Core Funds from Operations (“FFO”) per diluted share growth of 5.5%, exceeding the midpoint of our initial guidance, and the highest growth reported by our multifamily peers.
•	Achieved Same-Property Net Operating Income ("NOI") growth of 2.9%, exceeding the midpoint of our initial guidance.
•	Raised the dividend by 6.3% in 2018, our 24th consecutive year of dividend increases.
•	Acquired two communities for $139.4 million, improving the quality of our portfolio.
•	Disposed of four communities for total sales proceeds of $417.3 million.
•	Committed $57.6 million in three new preferred equity and subordinated debt loans due to attractive risk adjusted returns relative to ground-up development.
•	Generated a total return to stockholders of 4.8%, exceeding the NAREIT Apartment Index which generated a 3.7% total return.
•	Participated in the Global Real Estate Sustainability Benchmark (GRESB) survey for the third consecutive year in 2018, earning our third "Green Star" for our sustainability performance, the highest designation.
•	Achieved LEED Gold certification at Station Park Green, reflecting our commitment to develop sustainable communities.
•	Completed the board refreshment program.

Essex Property Trust, Inc.	2019 Proxy Statement	1

Long-Term Performance Charts

•	Highest total return of all public U.S. REITs in existence since our IPO in 1994.
•	Generated 16.1% compounded total return to stockholders over the past ten years, a period that includes the Great Recession.
•	The Company announced the merger with BRE Properties five years ago, which was a transformative event for the Company. Since that time, Essex has generated an approximately 100% total return for stockholders.

Total Shareholder Return Since IPO
Years Ending December 31

Sources: S&P Global Market Intelligence, NAREIT

June 1994 to December 2018

Represents the value of a $100 investment and the reinvestment of all dividends.

•	Since our IPO, we have generated compound annual dividend/share and FFO/share growth of 6.4% and 8.4%, respectively.
•	Paid $92.40 per share in dividends since our IPO in 1994 - almost five times our IPO price.

Dividend and FFO Per Share

Essex Property Trust, Inc.	2019 Proxy Statement	2

•	Our same-property NOI and Core FFO growth have exceeded the peer average by 2.5% and 5.1% annually since 2012, respectively.
•	The Company has generated 123% Core FFO per share growth over this time period, the highest among our peer group.

Sources: Company Disclosures

(1)	Peer average for Same-Property NOI and Core FFO growth includes four multifamily REITs (Equity Residential, AvalonBay Communities, Inc., UDR, Inc., and Apartment Investment and Management Company).

Corporate Governance Best Practices

The Company believes in establishing and maintaining high standards of corporate governance, and it looks to improve and implement additional corporate governance measures designed to best serve the interests of stockholders and further align the interests of the Board and management with those of our stockholders. A summary of certain of our most important corporate governance policies and practices is detailed below:

Annual Election of All Directors
Majority Voting for Directors
7 of 9 Directors are Independent
Proxy Access Provision in Bylaws
Stockholder Ability to Amend Bylaws
Separate Chairman and Chief Executive Officer
Presiding Independent Director
Regular Executive Sessions of Independent Directors
97.4% Three-Year Average Stockholder Approval of Named Executive Officer Compensation
Annual Performance Evaluations of CEO, Board and Committees
Effective Board Risk Oversight
Regular Succession Planning
Anti-Pledging and Anti-Hedging Policies
Compensation Clawback Policy
Internal Disclosure Committee for Financial Reporting
Director and Executive Officer Stock Ownership Guidelines
No Stockholder Rights Plan (or “Poison Pill”)
No Employment Agreements
No Tax Gross-Ups
Executive Compensation Driven by Pay for Performance

Essex Property Trust, Inc.	2019 Proxy Statement	3

Social Corporate Responsibility and Sustainability

At the Company, sustainability and social corporate responsibility permeate all aspects of our business. We are committed to creating healthy and safe environments for our employees and residents, all in an environmentally sustainable manner. We believe these initiatives will benefit our stakeholders for many years to come.

Social	Environmental
We strive to maintain a positive and inclusive work environment to maximize employee satisfaction and productivity. In our communities, we aim to create safe and healthy environments to improve our resident’s well-being.
We seek to reduce our environmental footprint through our resource management initiatives at stabilized operating communities and by developing new communities that meet high environmental standards.
As a way of illustrating our long-standing commitment to gender and diversity equality:	In 2018, we added solar panels to 13 communities and now have 98 renewable energy generation sites.
• Over 55% of the Company’s corporate employees are female.
• Over 45% of the Company’s corporate management positions are held by females.
• Approximately 40% of the Company’s corporate management positions are held by minorities.
In 2018, 60% of employees signed up for a new health and well-being program to encourage healthy living.
In 2018, we implemented recycling sorting services at three additional communities, which are estimated to reduce landfill waste by 6.2 tons per community per year. We now have 141 properties with recycling sorting services.

86% of our communities include a fitness center and 84% have a swimming pool to help our residents stay active.	Since 2014, we have achieved green building certificates at 14 of our completed developments.

Essex Property Trust, Inc.	2019 Proxy Statement	4

PROXY STATEMENT
2019 Annual Meeting of Stockholders
Tuesday, May 14, 2019

ESSEX PROPERTY TRUST, INC.
1100 Park Place, Suite 200
San Mateo, California 94403

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is furnished to the holders of the outstanding shares of common stock, $0.0001 par value (the “Common Stock”) of Essex Property Trust, Inc., a Maryland corporation (the “Company” or “Essex”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies in the accompanying form for use in voting at the 2019 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on May 14, 2019 at 1:00 p.m., Pacific Time, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301, and any postponement or adjournment thereof.

This proxy statement and the accompanying notice of annual meeting, proxy card and 2018 Annual Report to Stockholders are first being made available to stockholders on or about March 28, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2019.

The proxy statement, notice of annual meeting, proxy card, and 2018 Annual Report to Stockholders are available electronically at http://materials.proxyvote.com/297178. Directions to the meeting location can be found at http://www.essex.com under “Investors; Shareholder Services and Information-Annual Shareholders’ Meeting.”

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet, instead of mailing paper copies to each stockholder. Accordingly, on or about March 28, 2019, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice, containing instructions on how to access our proxy materials and 2018 Annual Report to Stockholders and how to vote. The Notice is not itself a proxy and cannot itself be used to vote your shares. If you received only a Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to in the Notice. Some stockholders may, if they have so requested previously, receive these materials via email or receive paper copies by mail.

Who Can Vote

You are entitled to vote if you were a holder of record of Common Stock as of the close of business on February 28, 2019 (the “Record Date”). Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Voting Procedures

Stockholders of record as of the Record Date are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. If you choose not to attend the Annual Meeting, you may still authorize your proxy via the Internet or by telephone until 11:59 p.m. Eastern Time, on May 13, 2019, or by completing, signing, dating and returning a proxy card.

The presence at the Annual Meeting, either in person or by proxy, of stockholders holding a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for purposes of the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. As of the Record Date, there were 65,688,842 shares of Common Stock outstanding.

Essex Property Trust, Inc.	2019 Proxy Statement	5

If your shares are held in the name of a broker, you should receive a voting instruction form from your broker. Your broker will vote your shares in the manner you timely indicate pursuant to the voting instruction form. If you do not timely indicate your voting instructions to your broker, the broker will not be permitted to vote your shares at the Annual Meeting on Proposal No. 1 (election of directors) or Proposal No. 3 (advisory vote to approve the Company’s named executive officer compensation) because such proposals are not routine matters under the New York Stock Exchange (“NYSE”) rules. However, your broker may in its discretion vote your shares on Proposal No. 2 (ratification of KPMG LLP) if you do not timely indicate voting instructions on that proposal because the proposal is a routine matter under the NYSE rules.

Counting of Votes

Shares of Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee chooses not to exercise or does not have discretionary authority to vote the shares on a particular matter because the matter is not routine under the NYSE rules) will be counted as shares that are present for purposes of determining the presence of a quorum.

With respect to Proposal No. 1 (election of directors), our Sixth Amended and Restated Bylaws, as amended (the “Bylaws”) include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “FOR” or “WITHHOLD” as to each nominee. Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote, assuming a quorum is present at the Annual Meeting. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes “WITHHELD” as to that candidate for director. Brokers do not have discretionary authority to vote for directors. Abstentions and broker non-votes, if any, will not count as a vote cast “FOR” or “WITHHELD” as to a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

In accordance with our Bylaws, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) will then make a determination as to whether to accept or reject the tendered resignation and will submit such recommendation for consideration by the Board. Generally within 90 days after certification of the election results of the stockholder vote, we will publicly disclose the decision regarding any tendered resignation in a filing of a Current Report on Form 8-K with the SEC or by other public announcement. If a director’s offer to resign is not accepted by the Board, such director will continue to serve until his or her successor is duly elected, or his or her earlier death, resignation, retirement or removal.

Approval of each of Proposals No. 2 (ratification of KPMG LLP) and No. 3 (advisory vote to approve the Company’s named executive officer compensation), requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting, assuming a quorum is present at the Annual Meeting. For purposes of the votes on Proposals No. 2 and No. 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such proposals.

Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given on a properly executed proxy card, in accordance with the recommendation of the Board, as set forth below.

Board Recommendations

The Board recommends that stockholders vote:

•	FOR the election of the Board’s nominees named herein;
•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and
•	FOR the approval, on an advisory basis, of the Company’s named executive officer compensation.

Essex Property Trust, Inc.	2019 Proxy Statement	6

The Company does not presently know of any other business that may come before the Annual Meeting.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company, to the attention of Mr. Daniel J. Rosenberg, Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

Solicitation of Proxies

The Company will bear all costs of soliciting proxies for the Annual Meeting. These costs include the expense of preparing and furnishing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to stockholders. The Company may conduct solicitation of proxies personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Email Access to Proxy Materials

Stockholders who previously elected to receive the proxy statement and the 2018 Annual Report to Stockholders over the Internet will be receiving an email on or about March 28, 2019, with information on how to access stockholder information and instructions for authorizing a proxy over the Internet. The Company encourages its stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to the Company associated with the printing and mailing of materials.

Stockholders of record wishing to receive future stockholder materials via email may elect this option by following the instructions provided when voting over the Internet at http://www.proxyvote.com. Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an email notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind such instructions. Internet access does not have to be elected each year. Stockholders who elected to receive the proxy statement electronically over the Internet and who would now like to receive a paper copy of the proxy statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” Notices of Internet Availability of Proxy Materials or proxy statements and annual reports, as applicable. This means that only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of each applicable document to any stockholder who contacts the Company’s investor relations department by written request to the Company at Attn: Investor Relations, 1100 Park Place, Suite 200, San Mateo, California 94403 or by telephone at (650) 655-7800 requesting such copies. If a stockholder is receiving multiple copies at the stockholder’s household and would like to receive a single copy for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the applicable document.

Essex Property Trust, Inc.	2019 Proxy Statement	7

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of Common Stock, (ii) each director, each director nominee, and each of the executive officers named in the Summary Compensation Table below and employed by the Company on the Record Date, and (iii) all directors and executive officers as a group. As of the Record Date, there were 65,688,842 shares of Common Stock outstanding.

Beneficial ownership in the following table is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding and shares underlying Series Z-1 incentive units and long term incentive plan units (“LTIP Units”), which are currently non-forfeitable or are non-forfeitable within 60 days of the Record Date, are also deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name. Unless otherwise stated, the address of all directors and executive officers is c/o Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock Outstanding(2)
Incumbent Directors and Executive Officers
George M. Marcus(3)	1,691,501	2.6%
Keith R. Guericke(4)	97,052	*
Michael J. Schall(5)	220,113	*
John F. Burkart(6)	64,488	*
Angela L. Kleiman(7)	36,354	*
Craig K. Zimmerman(8)	106,410	*
John D. Eudy(9)	67,809	*
Irving F. Lyons, III(10)	21,012	*
Thomas E. Robinson(11)	17,685	*
Byron A. Scordelis(12)	7,609	*
Janice L. Sears(13)	15,442	*
Amal M. Johnson(14)	1,870	*
Mary Kasaris(15)	450	*
All incumbent directors and executive officers as a group (13 persons)(16)	2,347,795	3.6%
5% or greater stockholders
The Vanguard Group, Inc.(17) 100 Vanguard Blvd. Malvern, PA 19355	10,469,965	15.9%
BlackRock, Inc.(18) 55 East 52nd Street New York, NY 10055	6,957,103	10.6%
Cohen & Steers, Inc.(19) 280 Park Avenue, 10th Floor New York, NY 10017	6,061,424	9.2%
State Street Corporation(20) One Lincoln Street Boston, MA 02111	4,676,589	7.1%
*	Less than 1%.

Essex Property Trust, Inc.	2019 Proxy Statement	8

(1)	Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the “operating partnership” or “EPLP”), which as of February 28, 2019 aggregated to approximately a 3% limited partnership interest. As of February 28, 2019, the Company had an approximately 97% general partnership interest in the operating partnership. The limited partners of the operating partnership share with the Company, as general partner, in the net income or loss and any distributions of the operating partnership. Pursuant to the partnership agreement of the operating partnership, limited partnership interests can be exchanged into shares of Common Stock.
(2)	With respect to shares of Common Stock, assumes the exchange of the limited partnership interests (including non-forfeitable Series Z-1 incentive units and LTIP Units) in the operating partnership and in other partnerships (such as DownREITs) held by such person, if any, into shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of Common Stock and is based on 65,688,842 shares of Common Stock outstanding as of the Record Date. If all outstanding director and officer limited partnership interests (including non-forfeitable Series Z-1 incentive units and LTIP Units) in the operating partnership, and vested options, were exchanged for shares of Common Stock that would result in an additional 1,894,677 outstanding shares of Common Stock.
(3)	Includes 301,597 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the operating partnership held by the Marcus & Millichap Company (“MMC”) and Essex Portfolio Management Company (“EPMC”) as well as 75,291 shares of Common Stock that may be issued upon the exchange of all DownREIT limited partnership interests held by MMC Investments, LLC (“MMCI”). Also includes 137,000 shares of Common Stock held by MMC, 32,584 shares of Common Stock held in the Marcus & Millichap Company 401(k) Plan (the “MMC 401(k) Plan”), 18,000 shares held by the MMC Foundation, and 4,000 shares of Common Stock held by Mr. Marcus’ children. Mr. Marcus is a principal stockholder of each of MMC, EPMC, and MMCI and may be deemed to own beneficially, and to share the voting and dispositive power of 547,829 shares of Common Stock (including shares issuable upon exchange of limited partnership interests). Mr. Marcus disclaims beneficial ownership of (i) all shares and limited partnership interests held by MMC, the MMC Foundation and MMCI, and (ii) 6,376 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC. In connection with a loan facility led by Comerica Bank, MMC has pledged to Comerica 438,494 shares of Common Stock, of which 137,000 shares are held directly by MMC and 301,494 shares are issuable upon the exchange of limited partnership interests held by MMC.
(4)	Includes 66,519 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke’s limited partnership interests in the operating partnership. Includes 5,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. The aforementioned options are exercisable pursuant to a domestic relations order. In connection with a loan obtained from Morgan Stanley, Mr. Guericke has pledged to Morgan Stanley 13,513 shares of Common Stock.
(5)	Includes 92,579 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall’s limited partnership interests in the operating partnership. Also includes 3,560 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the “Essex 401(k) Plan”), 52,509 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 25,748 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units. The aforementioned shares and limited partnership interests in the operating partnership, except for the shares held for his benefit in the Essex 401(k) plan and shares directly held by Mr. Schall’s spouse, are held in a revocable trust in which Mr. Schall and Ann Schall act as co-trustees. Mr. Schall disclaims beneficial ownership of 46,290 shares that may be issued upon the exchange of limited partnership interests in the operating partnership; 12,874 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units; and 26,195 shares of Common Stock.
(6)	Includes 19,912 shares of Common Stock that may be issued upon the exchange of all of Mr. Burkart’s limited partnership interests in the operating partnership. Also includes 20,600 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 17,244 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units
(7)	Includes 18,075 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 10,196 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.
(8)	Includes 58,277 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman’s limited partnership interests in the operating partnership and certain other partnerships. Also includes 2,780 shares of Common Stock held in the Essex 401(k) Plan, 23,934 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 11,891 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.
(9)	Includes 25,908 shares of Common Stock that may be issued upon the exchange of all of Mr. Eudy’s limited partnership interests in the operating partnership. Also includes 1,585 shares of Common Stock held in the Essex 401(k) Plan, 19,555 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 11,891 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.
(10)	Includes 13,140 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(11)	Includes 13,140 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also includes 4,545 shares of Common Stock held in family trusts as to which Mr. Robinson has the power to dispose and vote the shares.
(12)	Includes 5,109 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(13)	Includes 14,359 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(14)	Includes 370 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(15)	All such shares are held in a family trust as to which Ms. Kasaris has the power to dispose and vote the shares.
(16)	Includes 1,616,178 shares of Common Stock that may be issued upon the exchange of all of the executive officers’ and directors’ limited partnership interests in the operating partnership and certain other partnerships and 201,527 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also, includes 76,972 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.
(17)	As reported on a Schedule 13G/A filed February 11, 2019, The Vanguard Group, Inc. stated that it has sole voting power over 134,682 shares, shared voting power over 90,211 shares, sole dispositive power over 10,304,892 shares and shared dispositive power over 165,073 shares. The aggregate 10,469,965 shares beneficially owned by The Vanguard Group include 3,144,533 shares beneficially owned by Vanguard Specialized Funds - Vanguard REIT Index Fund, an affiliate of Vanguard Group, Inc.

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(18)	As reported on a Schedule 13G/A filed January 31, 2019, BlackRock, Inc. stated that it has sole voting power over 6,350,200 shares and sole dispositive power over 6,957,103 shares.
(19)	As reported on a Schedule 13G/A filed February 14, 2019, Cohen & Steers, Inc. stated that it has sole voting power over 3,892,499 shares and sole dispositive power over 6,061,424 shares.
(20)	As reported on a Schedule 13G filed February 14, 2019, State Street Corporation stated that it has shared voting power over 4,314,361 shares and shared dispositive power over 4,675,995 shares .

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PROPOSAL NO. 1:
ELECTION OF DIRECTORS

At the Annual Meeting, the following individuals are each nominated for election as directors to serve until the annual meeting of stockholders in 2020 and until their successors are duly elected and qualified: Keith R. Guericke, Amal M. Johnson, Mary Kasaris, Irving F. Lyons, III, George M. Marcus, Thomas E. Robinson, Michael J. Schall, Byron A. Scordelis, and Janice L. Sears. Each of the nominees is currently a director of the Company. Each of the nominees has consented, if elected as a director of the Company, to serve until his or her term expires.

The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event that any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the Board, or the Board, on the recommendation of the Nominating Committee, may reduce the size of the Board and the number of nominees.

Certain information about the director nominees is furnished below, highlighting each director nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that each should serve as a director.

Director	Experience & Education:
Keith R. Guericke	•	Vice Chairman of the Essex Board
	•	President and Chief Executive Officer of Essex from 1988 through 2010
	•	Effective January 1, 2011, retired as an executive officer but remains a director of Essex, and continues to serve as a part-time employee
	•	Joined Essex’s predecessor in 1977 to focus on investment strategies and portfolio expansion
	•	Prepared Essex for its IPO in 1994
	•	Began career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise
	•	Bachelor of Science degree in Accounting from Southern Oregon College

Memberships:
	•	Member, Board of Directors of Century Communities, Inc. (NYSE: CCS)
	•	Former Member, National Association of Real Estate Investment Trusts (“NAREIT”)
	•	Former Member, Board of Directors of American Residential Properties, Inc.

Qualifications and Expertise Highlights:
	•	Over 40 years with the Company and former CEO of Essex
	•	Extensive knowledge of the real estate industry
	•	Strong relationships with Essex’s executives and with executives and senior management at real estate companies throughout the United States

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Director	Experience & Education:
Amal M. Johnson	•	Joined Essex’s Board in February 2018
	•	Executive Chairperson of Author-it Software Corporation from March 2012 to October 2016
	•	Chairperson of MarketTools, Inc. from August 2008 to January 2012 and Chief Executive Officer from March 2005 to August 2008
	•	Venture Partner at ComVentures L.P. from April 2004 to March 2005
	•	General Partner at Lightspeed Venture Partners from March 1999 to March 2004
	•	Held various management positions at Baan Supply Chain Solutions and its affiliates, including:
		-	President of Baan Supply Chain Solutions from January 1998 to December 1998
		-	President of Baan Affiliates from January 1997 to December 1997
		-	President of Baan Americas from October 1994 to December 1996
	•	President of ASK Manufacturing Systems from August 1993 to July 1994
	•	Held executive positions at IBM from 1977 to June 1993
	•	Received Bachelor of Science degree in Mathematics from Montclair State University and studied computer science at Stevens Institute of Technology Graduate School of Engineering

Memberships:
	•	Member, Board of Directors of Intuitive Surgical Inc. (NASDAQ: ISRG)
	•	Member, Board of Directors of CalAmp Corp. (NASDAQ: CAMP)
	•	Member, Board of Directors of Mellanox Technologies, Ltd. (NASDAQ: MLNX)

Qualifications and Expertise Highlights:
	•	Extensive knowledge of technology, management, and operations in both public and private companies
Director	Experience & Education:
Mary Kasaris	•	Joined Essex’s Board in September 2018
	•	Regional Managing Director at First Republic Bank for the San Francisco Bay Area’s Peninsula/Silicon Valley Region since 1996, and currently serves on First Republic Bank’s Executive Loan Committee
	•	Held various positions at Bank of America, including Head of Private Banking in the Peninsula/Silicon Valley Region
	•	Holds a Master of Business Administration from Golden Gate University and a Bachelor of Science degree from the University of California, Berkeley

Memberships & Honors:
	•	Former Member, Board of Directors of The Elios Charitable Foundation
	•	Honored as one of the 100 Most Influential Women in 2016 by the San Francisco Business Times

Qualifications and Expertise Highlights:
	•	Significant experience in real estate, lending and finance matters

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Director	Experience & Education:
Irving F. Lyons, III	•	Vice Chairman of Prologis, Inc. (NYSE: PLD) from 2001 through May 2006
	•	Chief Investment Officer of Prologis, Inc. from March 1997 to December 2004
	•	Former Managing Partner, Kings & Lyons, a San Francisco Bay Area industrial real estate development and management company
	•	Holds a Master in Business Administration from Stanford University and a Bachelor of Science in industrial engineering and operations research from the University of California at Berkeley

Memberships:
	•	Member, Board of Directors of Equinix, Inc. (NASDAQ: EQIX)
	•	Lead Director, Board of Directors of Prologis, Inc.
	•	Former Member and Chairman, Board of Directors of BRE Properties, Inc. (acquired by Essex in 2014)

Qualifications and Expertise Highlights:
	•	Management and investment experience with publicly traded real estate companies
	•	Extensive involvement in Bay Area real estate development and management
Director	Experience & Education:
George M. Marcus	•	Founder and Chairman of Essex and Essex’s predecessor
	•	Founded Greater Bay Bancorp with other original founders (acquired by Wells Fargo & Company in 2007)
	•	Founder of Marcus & Millichap Company
	•	Received Bachelor of Science degree in Economics from San Francisco State University
	•	Graduate of the Harvard Business School of Owners / Presidents Management Program and the Georgetown University Leadership Program

Memberships & Honors:
	•	Chairman, Board of Directors of Marcus & Millichap Company
	•	Co-Chairman, Board of Directors of Marcus & Millichap, Inc. (NYSE: MMI)
	•	Regent Emeritus, University of California
	•	Member, Real Estate Roundtable of the University of California at Berkeley
	•	Member, Policy Advisory Board of the University of California at Berkeley - Center for Real Estate and Urban Economics
	•	Honored as Alumnus of Millennium by San Francisco State University in 1999

Qualifications and Expertise Highlights:
	•	Extensive knowledge of Essex as its Founder
	•	Brings outstanding leadership and vision to Essex
	•	Extensive knowledge of and network within the real estate industry

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Director	Experience & Education:
Thomas E. Robinson	•	Senior Advisor at Stifel, Nicolaus & Company, Inc. and prior affiliate Legg Mason
	•	Managing Director, Legg Mason
	•	President and Chief Financial Officer of Storage USA, Inc. from 1994 to 1997
	•	Received Bachelor’s degree from Washington and Lee University
	•	Received Juris Doctorate degree from Suffolk University Law School
	•	Received Master of Law degree in Taxation from Georgetown University Law School

Memberships:
	•	Member, Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE: SKT)
	•	Former Member, Board of Directors of BRE Properties, Inc. (acquired by Essex in 2014)
	•	Former Trustee, Centerpoint Properties Trust
	•	Former Member, Board of Directors of First Potomac Realty Trust
	•	Former Member, Board of Governors of NAREIT

Qualifications and Expertise Highlights:
	•	Extensive experience in real estate investment banking and accounting matters
Director	Experience & Education:
Michael J. Schall	•	Chief Executive Officer and President of Essex since January 1, 2011
	•	Senior Executive Vice President and Chief Operating Officer of Essex from 2005 to 2010
	•	Chief Financial Officer of Essex from 1993 to 2005
	•	Joined The Marcus & Millichap Company in 1986
	•	Served as Chief Financial Officer of Essex’s predecessor
	•	Director of Finance for Churchill International, a technology-oriented venture capital company, from 1982 to 1986
	•	Employed in the audit department of Ernst & Young (then known as Ernst & Whinney), specializing in the real estate and financial service industries, from 1979 to 1982
	•	Received Bachelor of Science degree from University of San Francisco

Memberships:
	•	Certified Public Accountant (inactive)
	•	Member, American Institute of Certified Public Accountants
	•	Member, Board of Trustees of Pebblebrook Hotel Trust, Inc. (NYSE: PEB)
	•	Member, National Multi Housing Council
	•	Member, Executive Board of Governors, and Treasurer of NAREIT

Qualifications and Expertise Highlights:
	•	Mr. Schall is the Chief Executive Officer and President of Essex
	•	Extensive knowledge of financial and operating matters of Essex
	•	Strong relationships with Essex’s executives and with executives and senior management at real estate companies throughout the United States

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Director	Experience & Education:
Byron A. Scordelis	•	President and Chief Executive Officer of Greater Bay Bancorp and wholly-owned subsidiary, Greater Bay Bank N.A., from January 2004 until the sale of the bank in October 2007
	•	Chief Operating Officer and President of Greater Bay Banking Group from 2001 to 2004
	•	Executive Vice President at Wells Fargo Bank from 1998 to 2001
	•	Served as President and Chief Executive Officer of EurekaBank from 1988 to 1998
	•	Served in various positions with Bank of America from 1974 to 1988, including Senior Vice President and head of Bank of America’s San Francisco Bay Area region
	•	Received Bachelor’s degree from University of California at Berkeley in Economics and Natural Resource Studies
	•	Received Master of Business Administration degree from Stanford University in 1974

Memberships:
	•	Member, Advisory Board of Markkula Center for Applied Ethics
	•	Member, Advisory Board of the Palo Alto Medical Foundation
	•	Member, Board of Regents at Santa Clara University
	•	Member, Audit Committee of Santa Clara University
	•	Graduate member of the Phi Beta Kappa Society at University of California at Berkeley
	•	Former Member, Board of Directors of Greater Bay Bancorp
	•	Former Member and Chairman, Board of EHC Lifebuilders, a non-profit organization

Qualifications and Expertise Highlights:
	•	Years of experience as a chief executive officer and board member of publicly-traded financial services companies

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Director	Experience & Education:
Janice L. Sears	•	Held various management positions at Bank of America, including:
		-	Managing Director, Western Regional Head in the Real Estate, Gaming & Lodging Investment Banking Group at Banc of America Securities
		-	San Francisco Market President for Bank of America
		-	Head of Client Management for Bank of America’s Commercial Real Estate Group for California
	•	Real Estate Economist at both Chemical Bank and Citibank in New York from 1982 to 1988
	•	Received Bachelor’s degree in Economics and Marketing with a Minor in Communications from the University of Delaware

Memberships:
	•	Member and Audit Committee Chair, Board of Directors of Invitation Homes Inc. (NYSE: INVH)
	•	Member and Former Chairman, Board of Directors of The Swig Company
	•	Former Member and Audit Committee Chair, Board of Directors of BioMed Realty Trust, Inc.
	•	Former member of the boards of directors of the San Francisco Chamber of Commerce and the San Francisco Economic Development Council and Leadership San Francisco

Professional Activities & Honors:
	•	Professional activities included NAREIT, Urban Land Institute (ULI), and the National Association of Corporate Directors
	•	Advisor to Helix RE Inc., real estate focused software start-up
	•	Advisor to the Audit Committee of the non-profit San Francisco Art Institute
	•	Former President of the San Francisco Chapter of the National Charity League
	•	Member of Campaign Steering Committee of The Urban School of San Francisco, Member of Development Committee of St. Anthony’s Dining Room, and advisor to Meals on Wheels
	•	Named ‘Forever Influential’ by the San Francisco Business Times
	•	Named a ‘Power Woman’ by Allen Matkins

Qualifications and Expertise Highlights:
	•	Knowledge of capital markets
	•	Extensive experience working in the commercial real estate and REIT industry

The Board unanimously recommends that the stockholders vote
“FOR” the election of all nominees named above.

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DIRECTORS

The following table sets forth information as of the Record Date with respect to the incumbent directors.

					Committee Memberships
Name	Age	Primary Occupation	Independent	Director Since	Audit	Compensation	Nominating and Corporate Governance
George M. Marcus	77	Chairman of the Board	X	1994
Keith R. Guericke	70	Vice Chairman of the Board		1994
Michael J. Schall	61	Chief Executive Officer and President		1994
Amal M. Johnson	66	Board Director	X	2018	X	X
Mary Kasaris	63	Regional Managing Director, First Republic Bank	X	2018	X
Irving F. Lyons, III	69	Lead Independent Director	X	2014		Chair	X
Thomas E. Robinson	71	Senior Advisor to Stifel, Nicolaus & Company	X	2014	X
Byron A. Scordelis	69	Private Investor	X	2011		X	Chair
Janice L. Sears	58	Board Director	X	2011	Chair		X

The charts presented below represent certain demographic information regarding the proposed composition of the Board following the Annual Meeting, assuming the election of the nine director nominees.

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BOARD AND CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors

During 2018, the Board held four meetings. Each director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of each committee of the Board on which he or she served. In 2018, the Board had three key standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. From time to time, the Board also utilizes an Executive Committee.

Annual Meeting of Stockholders

The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. All of the Company’s incumbent directors who were members of the Board at the time of the 2018 annual meeting of stockholders attended the 2018 annual meeting of stockholders.

Committees of the Board of Directors

The Audit Committee recommends the appointment of an independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports and takes such action as may be deemed appropriate with respect to such audit reports. The Audit Committee also monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls over financial reporting, and it reviews any complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Audit Committee operates under a written charter, which can be viewed at the Company’s website at http://www.essex.com. The Board has determined that all Audit Committee members have no financial or personal ties to the Company (other than the director compensation and equity ownership as described in this proxy statement) and meet the NYSE standard for independence. In addition, the Board has determined that all members of the Audit Committee are financially literate. The Board has limited the number of audit committees of public companies on which a current member of the Company’s Audit Committee can simultaneously serve to three committees. The Audit Committee met seven times during 2018.

The Board has determined that Janice L. Sears and Thomas E. Robinson are “audit committee financial experts” as defined by the SEC’s Regulation S-K Item 407(d).

The Compensation Committee establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers, reviews and approves the level of compensation of the CEO and other executive officers of the Company, reviews and advises the Board concerning the performance of the CEO and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee also administers the Company’s 2018 Stock Award and Incentive Compensation Plan (the “Incentive Award Plan”).

All members of the Compensation Committee are independent directors within the meaning of the rules of the NYSE. The Compensation Committee operates under a written charter which can be viewed at http://www.essex.com. The Compensation Committee met three times during 2018.

The Board has delegated authority to the CEO to grant stock options and restricted stock under the Incentive Award Plan to Company employees (other than executive officers) in accordance with guidelines as to the number of options and/or restricted stock to be granted to particular categories of employees. The CEO is to report all grants of stock options and restricted stock made pursuant to this delegation to the Compensation Committee.

The Compensation Committee retained FPL Associates L.P. (“FPL”) in its capacity as a compensation consultant to assist the Compensation Committee with its responsibilities related to the Company’s executive compensation programs in 2017. Additional information concerning FPL and its services is set forth under “Executive Compensation – Compensation Discussion and Analysis.”

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The Nominating and Corporate Governance Committee assists the Board in selecting nominees for election to the Board and monitors the composition of the Board. The Board has determined that all members of the Nominating Committee meet the independence requirements of the rules and regulations of the NYSE. The Nominating Committee met two times during 2018.

The Nominating Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate, given the historical absence of stockholder proposals, among other considerations. The Nominating Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by following the procedures set forth below under the heading “Deadline for Receipt of Stockholder Proposals.” The Nominating Committee evaluates nominees for directors using the criteria described below, and it will use the same criteria when evaluating a nominee recommended by a stockholder.

The Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee, which can be viewed at the Company’s website at http://www.essex.com.

In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s real estate experience, along with experience in business, finance, administration and/or corporate governance, including as a current or former officer, board member or senior executive of a publicly held company, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, the diversity (including with respect to gender, age, race, culture and skillset) that the candidate would bring to the Board, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Nominating Committee further reviews current trends and practices in corporate governance and recommends to the Board the adoption of programs pertinent to the Company.

The Executive Committee has such authority as is delegated by the Board, including, but not limited to, the authority within certain parameters to execute certain contracts and agreements with unaffiliated parties, including, with respect to the acquisition, development and disposal of certain of the Company’s investments. The current members of the Executive Committee are George M. Marcus (Chair), Keith R. Guericke, Irving F. Lyons, III and Michael J. Schall.

Presiding Independent Director; Board Leadership Structure and Role in Risk Management

The Board has designated, in accordance with NYSE corporate governance listing standards, Irving F. Lyons, III as the presiding independent director. The Company’s non-management directors meet at regularly scheduled executive sessions, without management, at which Mr. Lyons presides.

The Company has maintained a leadership structure of different individuals serving as Chairman and Chief Executive Officer since its initial public offering in 1994 in recognition of the differences between the two roles. The Chairman is Mr. Marcus, who is a founder of the Company and has a significant ownership interest. Mr. Marcus has extensive knowledge of the Company and the real estate industry, and the Company believes that because of his background and experience, he is able to effectively lead the Board in providing oversight and direction to the Company’s management. Mr. Marcus is involved in many other business and philanthropic activities. Mr. Schall’s responsibility as the Chief Executive Officer is to oversee the day to day execution of the Company’s business strategy. This separation of the roles of Chairman and Chief Executive Officer allows for greater oversight of the Company by the Board. The Board has determined that the Company’s Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company, and the unique skills and experience of each of Mr. Marcus and Mr. Schall.

With respect to the Board’s role in the risk oversight of the Company, the Board has promulgated internal Company policies that set forth which transactions may require the prior approval of the Board or a committee of the Board and which transactions may proceed with management authorization and without

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any such Board prior approval. These Board policies cover transactions in the following areas: financings, property acquisition, property development, property redevelopment, property dispositions, other investments and general corporate activities. Generally, these policies set forth a specified dollar threshold and if a transaction exceeds that threshold, the prior approval of the Board or a committee of the Board is required. By requiring the prior approval of larger transactions, which generally may involve more risk to the Company simply due to the transaction size, the Board seeks to provide risk oversight of the Company. The Board has promulgated a corporate investment policy that establishes guidelines with respect to investment of the Company’s funds; such guidelines cover the required qualifications of outside investment managers and the types and concentration limits of investment securities that are authorized for investment. The Compensation Committee has determined that the pay policies and practices of the Company are not reasonably likely to have a material adverse effect on the Company. Also, related party transactions are generally reviewed by the Audit Committee. See “Certain Relationships and Related Person Transactions – Policies and Procedures with Respect to Related Person Transactions.”

Director Independence

Under independence standards established by the Board, which reflect the NYSE director independence standards as currently in effect, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence.

The Board has determined that the following directors have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the NYSE: Amal M. Johnson, Mary Kasaris, Irving F. Lyons, III, George M. Marcus, Thomas E. Robinson, Byron A. Scordelis and Janice L. Sears.

In determining the independence of Mr. Marcus, the Board considered the matters that refer to Mr. Marcus set forth under “Certain Relationships and Related Person Transactions” below. The Board also considered the directors’ ownership of Essex equity securities and determined, in accordance with principles of the NYSE listing standards, that such ownership is not inconsistent with a determination of independence.

Director Tenure and Board Refreshment

Led by our Nominating Committee, our Board seeks to maintain a board that, taken as a whole, has the objectivity, diversity and mix of skills, reputation and experience to provide comprehensive and effective oversight of the Company’s strategic, operational and compliance risks, as well as the knowledge, ability and independence to deliver the high standard of governance expected by our stockholders. The Nominating Committee believes that ongoing board refreshment is important to maintain an appropriate mix of skills and provide fresh perspectives while leveraging the institutional knowledge and historical perspective of the Board’s longer-tenured members. In August 2017, the Nominating Committee initiated a plan focused on board refreshment, with a specific focus on expanding the diversity of the Board based on gender, experience and expertise. Since then, the Company has accomplished the following:

•	Reduced long-tenured Board members, with the average tenure reduced since August 2017 by four years.
•	Increased diversity in gender, experience and expertise with the addition of two female board members in 2018, Mary Kasaris and Amal Johnson, and expanded expertise in the technology sector.

The search for the two new Board members was conducted in keeping with the Nominating Committee plan. Key highlights of the process were as follows:

•	The Chairman of the Nominating Committee developed a list of desired qualifications and qualities with input from management and the Board.
•	Search process established by Nominating Committee and implemented by management under the direction of Nominating Committee Chairman.

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•	Several independent third-party firms were involved in sourcing potential candidates, which generated over 35 candidates.
•	Final selection of candidates and interviews of candidates were conducted by the Nominating Committee.
•	Finalists interviewed by the majority of Board members, while formal background checks and reference checks were conducted.

The Board is also mindful that director tenure can be relevant to the Board’s performance. In this regard, the Board consists of longer-serving directors with significant experience and institutional knowledge who bring critical skills to the boardroom. Such longer-serving directors have a deep understanding of the Company’s business and strategy, provide historical context in Board deliberations, and enhance Board dynamics and the Board’s relationship with management.

In particular, the Board believes that Messrs. Marcus, Guericke and Schall, who have held various positions of senior leadership in the Company since its initial public offering in 1994, are a significant strength of the Board. Under their combined leadership, the Company has generated one of the highest total stockholder returns in the REIT industry over that period. Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing limits on director tenure would unnecessarily deprive it of the valuable contributions of its most experienced members.

Director Evaluations

The Board conducts an annual review consisting of a self-evaluation process to determine whether the Board and its committees are functioning effectively. Comments were provided from all directors with a complete assessment of the Board’s performance, focusing on identifying areas in which the Board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the Board, and the results are reviewed with the full Board and its committees.

Stockholder Nominees-Proxy Access

The Company’s stockholders possess the right to nominate candidates to the Board through proxy access provisions of the Bylaws. The Company’s amended and restated Bylaws permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of the outstanding Common Stock continuously for at least the prior three years, to nominate for election to the Board, and include in the Company’s proxy materials for its annual meeting of stockholders, director nominees constituting up to the greater of two individuals or 20% of the Board (rounding down to the closest whole number), all subject to additional eligibility, procedural and disclosure requirements set forth in the Bylaws. The foregoing is a summary of Section 2.13 of the Bylaws and is qualified in its entirety by the text of that section. For additional information, see “Deadline for Receipt of Stockholder Proposals – Proxy Access Nominations.”

Stockholder Ability to Amend Bylaws

On February 20, 2018, the Board amended the Bylaws to permit the stockholders of the Company to amend the Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, pursuant to a binding proposal submitted by any stockholder or group of up to five stockholders holding at least one percent of the outstanding shares of Common Stock for at least one year, all subject to certain notice, procedural and disclosure requirements and other limitations set forth in the Bylaws. Before this amendment was adopted, the Bylaws provided that the Board had the exclusive right to amend the Bylaws, as permitted by Maryland law. In recent discussions with our stockholders, holders of a majority of the outstanding shares of Common Stock expressed support and positive feedback for adopting the foregoing changes as a meaningful improvement in stockholders’ rights.

Stockholder Engagement

The Company has proactive ongoing dialogue with its stockholders with respect to important corporate governance matters. We consider our relationship with our stockholders to be an important part of the Company’s success and we value the perspectives of our investors. During 2018, our management reached out to stockholders who collectively held over 60% of the Company’s outstanding capital stock for the

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purpose of discussing the Company’s practices and policies with respect to governance or Corporate Social Responsibility matters. These discussions addressed governance matters including, among others, board composition and refreshment, and the ability of stockholders to amend the bylaws. The feedback from stockholders was conveyed to and discussed with the Nominating Committee and the full Board. The goal of these discussions was to ensure that management and the Board understood and considered the issues that matter most to our stockholders and to enable the Company to address them effectively. In addition to conversations with our stockholders, the Company receives correspondence throughout the year from stockholders and stockholder advocacy groups and, if appropriate, responds and/or shares such correspondence with the Nominating Committee and the full Board where requested or otherwise appropriate. The Company plans to take a similar approach in 2019 by maintaining a dialogue with its stockholders with respect to such matters.

Access to Corporate Governance Policies

Stockholders may access the Company’s committee charters, the code of business conduct and ethics, stock ownership guidelines, policy on hedging and pledging Essex equity securities, and corporate governance guidelines at the Company’s website at http://www.essex.com. Copies of these documents will be provided to any stockholder upon written request to Mr. Daniel J. Rosenberg, Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.

Communication with Directors

The Company endeavors to ensure that the views of stockholders and other interested parties are heard by the Board or individual directors, as applicable. Our corporate governance guidelines (which may be accessed at http://www.essex.com) provide that the identity of the presiding independent director will be set forth in the annual meeting proxy statement, together with a method for interested parties to communicate directly with the presiding independent director or with the non-management directors as a group. Stockholders or any other interested parties wishing to formally communicate with the Board, non-management directors, or any individual directors may send communications directly to the presiding independent director of the Board: Irving F. Lyons, III, Presiding Independent Director, c/o Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2018, former director Gary P. Martin, Messrs. Lyons, Robinson and Scordelis, and Ms. Johnson served as members of our Compensation Committee. None of the members of our Compensation Committee is currently, or has been, an officer or employee of the Company. There were no insider participations or compensation committee interlocks among the members of our Compensation Committee during fiscal year 2018. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Person Transactions.”

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Director Stock Ownership Guidelines

The Company encourages its independent directors to own shares of the Company’s stock. In furtherance of this policy, the Company adopted guidelines setting a goal for each independent director to own a number of shares of the Company’s stock equal in value to five times such director’s annual cash retainer, in each case, as in effect as of, and based on the Company’s stock price as of, January 1, 2010, or such later date that a director joined the Board. Directors are expected to achieve this goal within four years of January 1, 2010 or, with respect to new directors, within four years of joining the Board. The Board or the Nominating Committee may waive this requirement or modify this guideline under certain circumstances. As of December 31, 2018, all independent directors were in compliance with the share ownership guidelines.

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Executive Officer Ownership Guidelines

The Company encourages its executive officers to own shares of the Company’s stock. In furtherance of this policy, the Company adopted guidelines setting a goal for executive officers to own a number of shares of the Company’s stock equal in value to, with respect to the Chief Executive Officer, five times such individual’s annual base salary, and, with respect to the Company’s other executive officers, four times such individual’s annual base salary, in each case, as in effect as of, and based on the Company’s stock price as of, February 10, 2011, or such later date that an individual becomes an executive officer. Executive officers are expected to achieve this goal within five years of March 1, 2011 or, with respect to new executive officers, within five years of becoming an executive officer. The Board or the Nominating Committee may waive this requirement or modify this guideline under certain circumstances. As of December 31, 2018, all executive officers were in compliance with the share ownership guidelines.

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DIRECTOR COMPENSATION

Under the Company’s director compensation program as in effect during 2018 prior to our 2018 Annual Meeting, each non-employee director of Essex was entitled to receive the following compensation under the Company’s director compensation program:

•	An annual equity grant with a grant value equal to $60,000 for directors (other than the Chairman) and $170,000 for the Chairman of the Board, determined using either the Black-Scholes or Monte Carlo pricing methodology. Directors are permitted to elect whether to receive equity grants in the form of options or a stock award, or a combination of these types of awards, and are required to make this election at the time of the Company’s annual meeting, at which time such grant of options and/or stock awards are made. Such annual grants of options and/or stock awards are fully vested on the grant date, but the shares subject to such awards are subject to a one-year transfer restriction.
•	An annual cash retainer, paid quarterly, in the amount of $36,000 per year.
•	A Board attendance fee of $1,200 per meeting attended.
•	A committee attendance fee of up to $1,000 per meeting, except as to regularly scheduled Audit Committee meetings, for which a $2,400 attendance fee is paid, and unanimous written consents, in lieu of committee meetings, for which a $500 participation fee is paid.
•	A committee chairman fee of $5,000 per year, except that the Chairman of the Audit Committee was entitled to receive $18,000 per year.

In December 2017, based on the information and analysis prepared by FPL in 2017, the Compensation Committee concluded that the overall director compensation levels were well below the median compensation for the peer group, and the Board approved the following changes to the Company’s director compensation program for 2018 and 2019.

Effective as of and following the 2018 Annual Meeting, and continuing until the 2019 Annual Meeting:

•	An increase in the annual equity grant from $60,000 to $90,000 for directors other than the Chairman, and from $170,000 to $200,000 for the Chairman of the Board.
•	An increase in the annual cash retainer from $36,000 to $55,000 per year.
•	An increase in the committee chairman fee for the chairman of the Nominating Committee and the Chairman of the Compensation Committee from $5,000 to $10,000 per year.

Effective as of and following the 2019 Annual Meeting:

•	An increase in the annual equity grant from $90,000 to $120,000 for directors other than the Chairman, and from $200,000 to $230,000 for the Chairman of the Board.
•	An increase in the annual cash retainer from $55,000 to $70,000 per year.
•	An increase in the committee chairman fee for the Chairman of the Nominating Committee and the Chairman of the Compensation Committee from $10,000 to $15,000 per year.
•	An increase in the committee chairman fee for the Chairman of the Audit Committee from $18,000 to $26,000 per year.
•	A committee membership fee of $6,000 per year for members of the Audit Committee and $3,000 per year for members of the Nominating Committee and Compensation Committee.
•	The elimination of all meeting attendance fees and unanimous written consent fees.

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Director Compensation Table. The table below summarizes the compensation the Company paid to directors for the year ended December 31, 2018. Mr. Schall, who served in 2018 as the Company’s Chief Executive Officer, is not included in the table below because he did not receive any additional compensation for services provided as a director in 2018. Mr. Guericke, who served as a part-time employee in 2018, received a salary, bonus and perquisites shown below under “All Other Compensation,” but he did not receive any additional compensation for services provided as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Keith R. Guericke	—	—	—		328,325	(2)	328,325	(2)
Amal M. Johnson	56,450	—	105,000	(3)	—		161,450
Mary Kasaris	16,150	—	—		—		16,150
Irving F. Lyons, III	77,000	—	90,000		—		167,000
George M. Marcus	65,800	—	200,000		—		265,800
Thomas E. Robinson	74,600	—	90,000		—		164,600
Byron A. Scordelis	72,236	—	90,000		—		162,236
Janice L. Sears	93,700	90,000	—		—		183,700
(1)	The assumptions used to calculate the value of the stock awards and/or option awards are set forth in Note 13 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019 (the “2018 Form 10-K”). As of December 31, 2018, each director had the following number of stock options (vested and unvested) then outstanding: Keith R. Guericke: 5,000 options; Amal M. Johnson: 2,453 options; Irving F. Lyons: 15,223 options; George M. Marcus: 20,366 options; Thomas E. Robinson: 15,223 options; Byron A. Scordelis: 7,192 options; Janice L. Sears: 14,359 options, respectively.
(2)	This amount represents salary and bonus for Mr. Guericke’s role as a part time employee and includes insurance premiums of $8,671 paid by, or on behalf of, the Company.
(3)	In addition to her annual equity grant at the 2018 Annual Meeting, upon Ms. Johnson's joining of the Board of Directors on February 20, 2018, the Company granted Ms. Johnson $15,000 of stock options for her service during the period February 2018 through May 2018.

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RISK ASSESSMENT IN COMPENSATION POLICIES AND PRACTICES

The Compensation Committee, with the assistance of Company management, regularly considers the Company’s compensation policies and practices to assess whether they encourage unnecessary or excessive risk taking. In 2018, the Compensation Committee considered, among other factors, the following risk-mitigating features of the Company’s compensation programs: (i) a balanced mix of short- and long-term compensation (including equity-based compensation); (ii) performance goals and objectives that avoid excessive weight on a single performance measure; (iii) minimum stock ownership guidelines, which ensure that executive officers have a meaningful direct ownership stake in the Company and align executive officers with long-term stockholder interests; and (iv) restrictions on engaging in hedging transactions in the Company’s securities.

Based on this assessment, the Company believes that its compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.

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EXECUTIVE OFFICERS

Biographical information concerning the executive officers of the Company is set forth below.

John F. Burkart, Senior Executive Vice President

Responsibilities at Essex:

•	Oversees the following major departments since May 2015: Asset Management, Property Operations, Commercial Real Estate, Resource Management, Investment Due Diligence, Information Technology, Business Intelligence, Research and Portfolio Management

Accomplishment Highlights:

•	Responsible for the integration and strategic implementation of the BRE Properties, Inc. and Essex merger
•	Created the business strategy and implemented organizational framework of Essex’s Asset Management Department
•	Created the Resource Management Department leading to Essex receiving a ‘Green Star’ from GRESB
•	Created the first multifamily REIT Private Equity Fund
•	Led and set the course for Essex to receive its corporate investment grade credit rating while working in the Capital Market’s department

Past Experience and Education:

•	Prior to joining Essex in 1996, Mr. Burkart was a real estate consultant for various companies, including Essex, during the period of Essex’s IPO
•	Vice President, Pacific States Management, responsible for the management of a portfolio including office, multi-family and security storage assets as well as oversight of the accounting department
•	Received Bachelor of Science degree in Finance from San Jose State University
•	Received Master of Business Administration degree in Real Estate from Golden Gate University

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Angela L. Kleiman, Executive Vice President and Chief Financial Officer

Responsibilities at Essex:

•	Oversees Private Equity, Capital Markets, Accounting, Tax, Treasury, Financial Planning, Internal Audit and Investor Relations departments and has served in role since October 2015. Promoted to Senior Vice President in 2013

Accomplishment Highlights:

•	Responsible for overall transaction management including leading negotiations of the merger agreement and joint venture/equity originations in connection with the merger with BRE Properties, Inc., which was successfully completed in April 2014
•	Grew Essex’s Private Equity platform from $750 million to $3 billion in gross assets as head of the Private Equity Group of Essex

Past Experience and Education:

•	Prior to joining Essex in 2009, Ms. Kleiman was a Senior Equity Analyst and Vice President of Investor Relations at Security Capital, where she was responsible for over $2 billion of the firm’s REIT investments and all client communications. As a Vice President with J.P. Morgan Real Estate & Lodging Investment Banking Group, Ms. Kleiman advised senior management and boards in strategic business platforms and capital markets transactions. Ms. Kleiman began her career in real estate development management in 1991
•	Received Bachelor of Science degree from Northwestern University
•	Received Master of Business Administration from Kellogg School of Management of Northwestern University

Professional Activities:

•	Member, NAREIT
•	Member, National Multifamily Housing Council

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Craig K. Zimmerman, Co-Chief Investment Officer and Executive Vice President

Responsibilities at Essex:

•	Oversees acquisition activities, and has served in role since May 2015. Promoted to Senior Vice President in 1996

Accomplishment Highlights:

•	Oversaw all acquisition activities for Essex and its Predecessor since 1984

Past Experience and Education:

•	Prior to joining Essex’s predecessor in 1984, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation
•	Received Bachelor of Arts degree in Rhetoric from University of California at Berkeley

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John D. Eudy, Co-Chief Investment Officer and Executive Vice President*

Responsibilities at Essex:

•	Oversees development activities, from the point of acquisition through construction and stabilization and has served in role since May 2015
•	Serves as Co-Chief Investment Officer on all acquisition, development, asset investments, and asset dispositions

Accomplishment Highlights:

•	Joined Essex’s predecessor, Essex Property Corporation, in 1985 and initiated the development activities of the Company and has developed over 15,000 multifamily units
•	Under Mr. Eudy’s leadership, the Company has received national recognition and more awards for Architectural Excellence than any multifamily developer in the country and is committed to “Green” Building practices
•	Started Essex’s entrance into preferred equity investing on development transactions with third party developers

Past Experience and Education:

•	Prior to joining Essex’s predecessor in 1985, Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and Home Federal Savings from 1977 to 1980
•	Received Bachelor of Science degree in Finance from San Diego State University
•	Graduate of the University of Southern California’s Management Leadership School

Professional Activities:

•	Member, Urban Land Institute
•	Member, NAREIT
•	Board Member, California Apartment Association

* As previously disclosed, Adam W. Berry, who is currently the Company’s Senior Vice President of Investments, will succeed Mr. Eudy as the Company’s Co-Chief Investment Officer with such appointment to be effective on or around April 2019, the date of Mr. Eudy’s transition of his employment from full-time to part-time.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the compensation policies and programs for our named executive officers, which consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, as determined under the SEC’s executive compensation disclosure rules, for 2018. The following table identifies our named executive officers and their positions in 2018 as of the Record Date.

Name	Age	Position
Michael J. Schall	61	Chief Executive Officer and President
John F. Burkart	55	Senior Executive Vice President
Angela L. Kleiman	48	Chief Financial Officer and Executive Vice President
Craig K. Zimmerman	68	Co-Chief Investment Officer and Executive Vice President
John D. Eudy	64	Co-Chief Investment Officer and Executive Vice President

Executive Summary

The primary objectives of the Company’s named executive officer compensation program are to (i) attract, motivate and retain experienced, effective executives, (ii) direct the performance of those executives with clearly defined goals and measures of achievement, and (iii) align the interests of management with the interests of the Company’s stockholders. With regard to absolute levels of executive compensation and the Company’s named executive officer compensation program, the Compensation Committee periodically reviews relevant information about competitive pay levels and structures but also considers a number of other factors, as described in further detail in this Compensation Discussion and Analysis.

Each year, the Board sets annual corporate goals that are generally designed to promote stockholder value creation over a multiple year period. These corporate goals are used as the basis for measuring management performance, a key consideration in granting both short-term cash bonuses and long-term equity-linked or equity-based incentive awards. These goals, which include measures of performance on both an absolute basis as well as relative to peers, are described in more detail in the discussion below. Goals for 2018 included:

•	specific company performance metrics such as per share growth in Core FFO;
•	yields from recent investment transactions relative to the pro-forma underwriting;
•	same-property Net Operating Income (“NOI”) growth;
•	achieving Board approved annual business plan; and
•	dispositions of select assets and other discretionary objectives.

2018 Performance

Operating and Core FFO growth: In 2018, the Company had same-property revenue growth of 2.8% and same-property NOI growth of 2.9%. For the year, Core Funds from Operations (“Core FFO”) per diluted share grew 5.5%.

Investments. Acquired ownership interests in two apartment communities for $139.4 million. Made preferred equity investments in two joint-ventures and originated one mezzanine loan totaling $57.6 million. In development, we completed the lease-up of one community comprising 121 units.

Redevelopment. Through these programs, we seek to improve the quality of our communities based on consumer needs and expectations, while earning an attractive return on investment. Furthermore, our resource management efforts implement sustainable practices to conserve water and reduce energy consumption at our existing communities, decreasing our impact on the environment.

Portfolio Management. Opportunistically sold four apartment communities totaling $417.3 million at attractive pricing.

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Balance Sheet Management. Achieved a Debt, net of deferred financing costs, premiums and discounts, to Total Market Capitalization (defined as total debt, net of deferred financing costs, premiums and discounts plus total equity capitalization) ratio of 25.1% at year-end and net debt to adjusted EBITDAre ratio of 5.4x, both improvements from the prior year’s metrics.

Dividend Growth. In February 2018, we announced a dividend increase of 6.3%, representing 24 years of consecutive dividend growth, continuing a long history of strong dividend growth during our 20+ year life as a public company.

For a discussion of the calculation of Core FFO and NOI, see “Item 6. Selected Financial Data” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” respectively, in our 2018 Form 10-K.

Pay for Performance

The Compensation Committee views pay for performance as an important component of the Company’s named executive officer compensation philosophy. The Compensation Committee considered the Company’s performance in 2018 in determining levels of named executive officer compensation, including short-term and long-term incentive compensation. The compensation of the Company’s named executive officers also reflects performance against individual and (where appropriate) business unit goals, as described in further detail in the discussion below.

Compensation Policies and Practices—Good Governance

Consistent with our commitment to strong corporate governance and responsiveness to our stockholders, in 2018 the Board maintained the following compensation policies and practices to drive performance and serve our stockholders’ long-term interests:

•	The structure of our named executive officer compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards promoting responsible growth and risk management.
•	The competitiveness of our named executive officer compensation program is assessed by comparison to the median of a group of peer companies that are comparable to us.
•	Our Compensation Committee is comprised solely of independent directors.
•	We do not provide for “single-trigger” severance payments upon a change in control.
•	We have not entered into individual employment agreements with our named executive officers, and we do not provide our named executive officers with tax gross-ups.
•	We maintain meaningful stock ownership guidelines for our named executive officers and non-employee directors that promote a long-term stockholder perspective.
•	Our Compensation Committee annually considers and assesses the potential risks of our compensation policies and practices for all employees.
•	Our named executive officers receive limited perquisites and other personal benefits that are not otherwise generally available to all of our employees.
•	We maintain programs that limit the ability of our named executive officers and non-employee directors to pledge or hedge our securities.

We currently submit an advisory vote to approve our named executive officer compensation to our stockholders on an annual basis. At our 2018 annual meeting, holders of approximately 98.2% of the votes cast voted “for” the advisory proposal. Over the past three years, on average, holders of approximately 97.4% of the votes cast voted “for” this advisory proposal. We believe the continued support for our compensation program in 2018 and in past years reflects the strong alignment between our named executive officer compensation and performance.

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The Compensation Committee considered the results of the stockholder vote in continuing to apply the same principles in determining the amounts and types of executive compensation and did not implement substantial changes as a result of the stockholder advisory vote.

Overview of Named Executive Officer Compensation Program

Key Named Executive Officer Compensation Program Objectives

The objectives of our compensation program for named executive officers are to:

•	Attract, retain, and motivate executive officers through the overall design and mix of cash, equity, and short- and long-term compensation elements;
•	Reward individual performance by tying significant portions of short-term compensation in the form of salary and annual bonus opportunity to achievement of individual performance; and
•	Align the interests of executive officers with the interests of the Company’s stockholders by tying significant portions of short- and long-term compensation, in the form of annual bonus and long-term equity based awards, to increasing distributable cash flow to stockholders, and increasing the value of Common Stock based on the acquisition, development, redevelopment and onsite property management of apartment communities.

How Executive Compensation Decisions are Made

Role and Procedures of the Compensation Committee. The Compensation Committee, composed of independent, non-employee directors, determines and approves the compensation arrangements for the named executive officers. The Committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants) as the Committee deems appropriate.

In fiscal year 2017, the Compensation Committee retained FPL as its compensation consultant. FPL’s analysis of the Company’s executive compensation program in 2017 concluded that the overall compensation levels of the named executive officers, and in particular, the CEO, were well below the median compensation for the peer group. Although FPL did not provide any services to the Committee in 2018 and the Committee did not otherwise retain a compensation consultant in 2018, the Committee considered the information and analysis provided by FPL in 2017 as well as publicly filed information of our peers (among other factors) in making 2018 compensation decisions with respect to its named executive officers.

While the Compensation Committee determines the Company’s overall compensation philosophy and sets the compensation for the Company’s CEO and other executive officers, it looks to the CEO to make recommendations with respect to both overall compensation policies and specific compensation decisions. For the upcoming fiscal year, the Company’s CEO recommends to the Compensation Committee the levels of base salary, targeted annual bonus and long-term equity for the named executive officers other than himself, within the elements of compensation otherwise established by the Compensation Committee. The sum of such base salaries and targeted bonuses and long-term equity compensation, if any, is included in the Essex annual business plan. Also, at that time, the Compensation Committee reviews and approves goals for the upcoming year for specific executive officers. Such goals may include company-wide, business unit and individual goals.

At the end of a fiscal year, the Compensation Committee reviews actual performance against goals and, in consultation with the CEO and as discussed further below, sets the actual bonuses to be paid to the executive officers. The CEO also provides the Compensation Committee with his perspective on the performance of the Company’s executive officers as well as a self-assessment of his own performance. The Compensation Committee establishes the compensation package for the CEO. The Company’s Chief Financial Officer also attends the Compensation Committee’s meetings to provide perspective on the competitive landscape and the needs of the business and to discuss potential new elements for the executive officer’s compensation packages.

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Peer Group. In 2018, the Compensation Committee reviewed the peer group of REITs that had been approved in 2017 based on FPL’s analysis and confirmed the group without any changes. The peer group includes the following 14 REITs (all are equity REITs, five are headquartered or have a significant presence in California, five are reasonably similar to Essex in revenue and market capitalization and six invest primarily in apartments).

Company
Apartment Investment and Management Company (AIV)
AvalonBay Communities, Inc. (AVB)
Boston Properties, Inc. (BXP)
Camden Property Trust (CPT)
Digital Realty Trust, Inc. (DLR)
Douglas Emmett, Inc. (DEI)
Equity Residential (EQR)
Extra Space Storage Inc. (EXR)
HCP, Inc. (HCP)
Macerich Company (MAC)
Mid-America Apartment Communities, Inc. (MAA)
Public Storage (PSA)
Regency Centers Corporation (REG)
UDR, Inc. (UDR)

	Revenue(2)	Total Assets(3)
	($ in millions)
25th percentile	991	7,952
50th percentile	1,384	10,937
75th percentile	2,505	16,965
ESSEX	1,400	12,384
Percentile rank	50%	65%
(1)	Total Capitalization is estimated by summing the subject company’s equity market capitalization, preferred stock, and debt as of December 31, 2018 and is provided by S&P Global Market Intelligence.
(2)	Revenue reflects the total revenue for the most recent fiscal year end.
(3)	Total Assets reflect the book value as reported by each company as of the end of the most recent fiscal year end.

In fiscal year 2018, the Compensation Committee considered the peer group information prepared by FPL in 2017 in determining overall compensation levels in light of the Compensation Committee’s view of appropriate, market-based compensation levels and pay-for-performance. The 2017 FPL report concluded that the overall compensation levels of the named executive officers, and in particular, the CEO, were well

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below the median compensation for the peer group, resulting in increases in 2017 and 2018 compensation for the named executive officers. However, the Compensation Committee did not use any specific or numeric percentile or other benchmark within the peer group companies for this purpose.

Key Elements of Named Executive Officer Compensation. The key elements of Essex’s current compensation program for the named executive officers are summarized in the table below:

Compensation element	Why this element is included	How the amount of the element is determined	How the element fits in the overall program
Base Salary	Fixed base pay necessary to attract and retain executives and compensate performance of core job duties.	Base salary and any changes in salary are based on views of individual retention or performance factors and market data at peer companies (but without specific benchmarking).	Short-term cash compensation that is fixed and paid during the year, addresses employee cash-flow needs and retention objectives.
Annual Cash Bonus	Variable cash compensation that motivates executives and ties a significant compensation opportunity to achieving individual and corporate performance goals.	Annual bonus is based on both discretionary and non-discretionary performance criteria.
Short-term cash compensation that is contingent on achievement of Company and individual goals, as determined by the Compensation Committee, is intended to link compensation to short-term stockholder interests.

Long-Term Equity Incentive	Equity compensation (in the form of restricted stock units (“RSUs”) and options) fosters long-term retention of management and aligns executive officer and stockholder interests.
Long-term equity incentive awards are determined primarily based on how the award’s grant date value relates to the executive officer’s total cash compensation and how the vesting and other aspects of the award might incentivize performance.

Long-term compensation that is tied to the value of Common Stock and is primarily contingent on meeting performance goals and continued employment, which is intended to link compensation to long-term stockholder value accretion and reinforces retention.

Equity compensation complements cash compensation and provides performance incentives.

RSUs may be subject to both performance-based and service-based vesting or performance-based vesting only.

Options may be subject to service-based vesting.
Deferred compensation plan	Supplemental element to assist in retaining executives.	Executive officers may defer up to 100% of their base salary and bonus.	A tax planning benefit for executives.

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Compensation element	Why this element is included	How the amount of the element is determined	How the element fits in the overall program
Severance plan	For hiring and retaining executives by providing continued economic benefit if a change of control and related termination occurs.
In the event of a change of control and related involuntary termination within the period commencing 2 months preceding a change of control and ending 24 months after the change of control, executives receive two times their current annual salary and three-year average annual bonus, vesting acceleration of equity awards, continued insurance benefits and out-placement services.
Facilitates recruitment and retention of named executive officers by providing income security in the event of involuntary job loss in connection with a change in control.
Perquisites	Customary element of executive compensation.	Generally based on perquisites being offered by peer companies.	Addresses recruitment and retention objectives.

Description of Individual Elements of Named Executive Officer Compensation

Base Salaries. None of the Company’s executive officers has an employment agreement. Base salaries are viewed as a customary element necessary to hire and retain named executive officers. Base salary and any changes in base salary are based on views of individual retention and/or performance factors and market data at peer companies, without benchmarking. For 2018, the Compensation Committee established base salaries in light of these considerations as well as subjective assessments of individual performance, scope of responsibilities, expertise and experience, and the Company’s financial performance and condition.

In 2018, base salaries were increased in order to, among other reasons, more closely align named executive officer base salaries with those at peer companies (based on the information included in the 2017 FPL report) for purposes of attracting and retaining talent.

Executive	Salary 2017 ($)	Salary 2018 ($)	Percentage Change
Michael J. Schall, CEO and President	700,000	800,000	14.3%
John F. Burkart, Senior Executive Vice President (“SEVP”)	460,000	500,000	8.7%
Angela L. Kleiman, CFO and EVP	450,000	500,000	11.1%
Craig K. Zimmerman, Co-Chief Investment Officer (“Co-CIO”) and Executive Vice President (“EVP”)	460,000	500,000	8.7%
John D. Eudy, Co-CIO and EVP	460,000	500,000	8.7%

Annual Bonuses. Each named executive officer is eligible to earn an annual cash bonus based on the achievement of the operating performance budget approved by our Board and the meeting of performance goals during the year. The performance goals used for determining an officer’s annual bonus include individual performance, business unit and corporate performance as determined by the Compensation Committee and by the CEO in his recommendations to the Compensation Committee.

Each year, a target bonus amount is established for each named executive officer and is reviewed by the Compensation Committee. The Targeted Non-Discretionary Incentive Bonus is tied to achieving corporate performance goals. Each named executive officer is paid based on meeting objective corporate performance goals with a maximum opportunity of 200% of the targeted non-discretionary bonus if specific performance levels exceeded the objective corporate performance goals at levels above the midpoint of Essex’s 2018 guidance.

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Essex’s primary corporate performance measures are Core FFO per share and the growth in same-property NOI relative to its peers that have portfolios in the same markets. The Board reviews the operating plans that include annual Core FFO per share targets and expected NOI results. The Compensation Committee monitors management’s achievement of the targets and where it ranks compared to the top quartile of the multifamily REITs with respect to Core FFO per share growth. The target levels for the increase in Core FFO per share from year to year are dependent on a number of factors, including expectations surrounding internal and external growth opportunities, general economic conditions, real estate fundamentals and other specific circumstances facing the Company in the coming year. The Compensation Committee also establishes Core FFO goals that are consistent with the operating plan. For 2018, specific goals for corporate performance and achievements were as follows:

(1)	Goal: Target Same-property NOI growth of 2.5% at the midpoint, range 1.6% to 3.4% → Achieved: Same-property NOI growth of 2.9%, towards the high end of the range.

(2)	Goal: Target Core FFO per diluted share of $12.45 at the midpoint, range $12.25 to $12.65 → Achieved: Core FFO per diluted share of $12.57, towards the high end of the range.

(3)	Goal: Generate accretion from external growth investment activities consistent with the 2018 annual business plan → Achieved: exceeded the high end of the range established.
(4)	Goal: Achieve the underwritten yields from 2016 and 2017 acquisitions and developments → Achieved: exceeded the mid-range of the target established.

Essex Property Trust, Inc.	2019 Proxy Statement	37

For a discussion of the calculation of Core FFO and NOI, see “Item 6. Selected Financial Data” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”, respectively, in our 2018 Form 10-K.

A portion of each named executive officer’s bonus for 2018 also related to achievement of both objective and subjective individual factors, including the evaluation of the officer’s handling of his or her day-to-day responsibilities, and individual performance goals and, in some cases, business unit goals. For 2018, the primary individual-based bonus criteria were as follows:

•	Mr. Schall’s goals included achieving Essex’s financial and operating objectives, including ranking in the top quartile of multifamily REITs with respect to Core FFO results, ensuring strategic objectives such as to property locations and accretion are satisfied in connection with acquisition and development goals, and implementing disposition strategy to achieve annual business plan.
•	Mr. Burkart’s goals included achieving operations budget and business plan, maximizing portfolio returns via asset management including redevelopment, executing the IT strategic plan, and implementing career development plans for Operations and Asset Management departments.
•	Ms. Kleiman’s goals included achieving Essex’s financial and operating objectives, including ranking in the top quartile of multifamily REITs with respect to Core FFO results, optimizing capital structure and arbitrage utilization of various debt and equity sources, mentoring and career development plans for key managers, and ensuring timely and accurate financial reporting, and books and records.
•	Mr. Zimmerman’s goals included originating between $400 million and $525 million of acquisitions and dispositions of between $550 million and $750 million, certain net accretion targets from investment activities and $100 million of preferred equity investments in supply constrained west coast markets with high return potential.
•	Mr. Eudy’s goals included delivering ongoing development projects on time and on budget, and leading and guiding the Company’s lobbying efforts on industry-related matters, such as serving as co-chair of the “Californians for Responsible Housing” campaign to save The Costa-Hawkins Rental Housing Act from repeal, led by the California Apartment Association.

Payments for bonuses compared to targets in 2018 were as follows:

Executive	Total Actual Incentive Bonus ($)	Targeted Incentive Bonuses ($)	Maximum Aggregate Bonuses ($)
Michael J. Schall, CEO and President	1,510,000	1,100,000	1,700,000
John F. Burkart, SEVP	838,542	625,000	937,500
Angela L. Kleiman, CFO and EVP	838,542	625,000	937,500
Craig K. Zimmerman, Co-CIO and EVP	838,542	625,000	937,500
John D. Eudy, Co-CIO and EVP	838,542	625,000	937,500

Long-Term Equity Incentives. In fiscal year 2018, the Company’s equity compensation package for its named executive officers consisted of one or more of three different types of awards: stock options, restricted stock units (“RSUs”) subject to both service-based vesting and performance-based vesting, and RSUs subject to only performance-based vesting, in each case, granted under the Company’s stockholder-approved Incentive Award Plan.

The Company utilizes a combination of these components to accomplish the following objectives:

•	Optimize alignment of executive performance with long-term shareholder interests;
•	Minimize the cost of equity awards to the Company; and
•	Provide competitive compensation package to attract and retain talent.

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Stock Options

Stock options have value only to the extent that there is appreciation in the Company’s stock and, as such, are inherently performance-based compensation. Stock options granted to our named executive officers in fiscal year 2018 vest over a three-year horizon, at the rate of one-third each year on the anniversaries of the date of grant, subject to continued employment through the applicable vesting date.

Stock options receive a high perception of value and are a significant factor in long-term retention of senior executives. Therefore, we believe options are the most effective compensation component in terms of value perception versus accounting cost.

However, the Company limited the maximum realizable value of such stock options at the time of exercise to $100 per share. This limit was intended to discourage excessive risk-taking while reducing the accounting cost of the award to the Company.

The Company has reduced the number of options awarded to NEOs as a percentage of total long-term equity incentive compensation over the last three years from 48% in 2016 to 35% in 2017 to 25% in 2018.

Restricted Stock Units

RSUs granted to our named executive officers in fiscal year 2018 are subject to performance-based vesting or, with respect to certain RSUs, both performance-based and time-based vesting. RSUs are settled in shares of our Common Stock.

2018 RSUs granted to our named executive officers consisted of the following two types of awards:

(1)	“Performance RSUs,” which are subject to performance vesting based on the Company’s total stockholder return relative to that of the companies in the SNL Apartment REIT Index during a three-year performance period (the “TSR Goal”). Performance RSUs are fully time-vested at grant;
(2)	“Performance and Service RSUs,” which are subject to performance vesting based on achievement of the three-year TSR Goal and that are subject to time-based vesting over a three-year horizon, at the rate of one-third each year on the anniversaries of the date of grant; and
(3)	“DIP RSUs,” which are subject to performance vesting based on both (i) the three-year TSR Goal and (ii) the gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which the RSUs are granted. DIP RSUs are also subject to a one-year service-based vesting condition.

Performance against the TSR Goal is determined by the Compensation Committee, using the following matrix:

Percentile Rank	Percentage of RSUs Earned
Below 5th	0%
5th to below 25th	30%
25th to below 50th	30-100%
50th and above	100%

In the event that the percentile rank of the Company’s total stockholder return is between the 5th and 50th percentile, the percentage of RSUs that is earned will be based on linear interpolation between the amounts set forth above. In the event that the percentile rank of the Company’s total stockholder return upon completion of the performance period is below the 5th percentile, no RSUs will be earned.

In addition to the three-year TSR Goal, DIP RSUs vest based on the gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year of grant (the “DIP Performance Metric”). Once the number of DIP RSUs that is deemed to satisfy the DIP Performance Metric is determined, such DIP RSUs are then subject to performance vesting based on achievement of the three-year TSR Goal. In addition to the performance-based vesting conditions applicable to the DIP RSUs, the DIP RSUs are generally subject to continued service through December 31 of the year

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following the year of grant (with accelerated vesting in the event of certain qualifying terminations of employment in connection with a change of control of Essex, as described below under “Severance and Other Benefits Upon Termination of Employment or Change of Control”).

In fiscal year 2018, the Compensation Committee granted awards in respect of the following number of stock options and RSUs (shown assuming maximum performance at the 50th percentile or higher), to the Company’s named executive officers.

Name	Grant Date	Number of Options Granted (#)	Number of Performance RSUs Granted (#)	Number of Performance and Service RSUs Granted (#)	Number of DIP RSUs Granted (#)	Total Number of RSUs Granted (#)
Michael J. Schall	12/6/2018	31,264	—	8,003	4,002	12,005
John F. Burkart	12/6/2018	17,716	—	4,130	2,565	6,695
Angela L. Kleiman	12/6/2018	14,694	—	3,373	2,565	5,938
Craig K. Zimmerman	12/6/2018	—	3,232	—	2,411	5,643
John D. Eudy	12/6/2018	—	1,616	—	—	1,616

Nonqualified Deferred Compensation. Named executive officers are currently permitted to make elections to defer up to 100% of their base salaries and bonuses under the Company’s Deferred Compensation Plan. The Company believes that providing the named executive officers and other eligible employees with nonqualified deferred compensation opportunities is a cost-effective supplemental benefit that enables named executive officers to defer income tax on deferred salary and bonus payments, even though the Company also defers the related tax deduction. The Company makes no matching or other employer contributions to the plan. Additional information concerning this deferred compensation plan is set forth in the Nonqualified Deferred Compensation table and related text below.

Retirement Benefits. Named executive officers are eligible to participate in the Essex tax-qualified 401(k) plan. The Company does not maintain any defined benefit, pension, or supplemental or “excess” retirement plans for the named executive officers.

Severance and Other Benefits Upon Termination of Employment or Change of Control. Under the Essex Property Trust, Inc. Executive Severance Plan, which was amended and restated March 12, 2013 (the “Severance Plan”), each of the Company’s named executive officers would be entitled to the following benefits under the Severance Plan if, within the period commencing two months prior to a change of control of Essex (as defined in the section titled “Potential Payments upon Termination or Change of Control”) and ending 24 months after a change of control of Essex, the employment of such named executive officer is terminated in connection with the change of control and without “cause” (excluding any termination of employment due to the named executive officer’s death or disability), or if the named executive officer resigns from employment for “good reason”:

•	a lump-sum cash amount equal to the sum of (a) two times such named executive officer’s then-current annual base salary and (b) two times such named executive officer’s average annual bonus for the three years preceding the change of control;
•	continuation of health, dental and life insurance for up to 24 months following the date of termination, paid by the Company;
•	accelerated vesting, or, with respect to Series Z-1 Incentive Units, achievement of a 100% “Series Z-1 conversion ratchet percentage” (as defined in the Severance Plan) or its equivalent, with respect to all outstanding, unvested equity-based compensation awards that are assumed or substituted in connection with a change of control and any equity-based awards that were granted in connection with or following the change of control;
•	outplacement services of up to $20,000 in the aggregate; and
•	reasonable legal and mediation fees and expenses incurred by the named executive officer in obtaining or enforcing any right or benefit provided by the Severance Plan.

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In addition, pursuant to the terms of the Severance Plan, any equity-based awards held by the named executive officers that are outstanding immediately prior to a change of control of Essex but that are not assumed in connection with such change of control will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage, in each case, effective immediately prior to such change of control. Since, pursuant to the terms of the Company’s Incentive Award Plan and the applicable award agreements, any LTIP Units and RSUs that are held by the named executive officers and that are subject to performance-based vesting will be earned based on actual performance through a change of control of the Company, any performance-based LTIP Units and RSUs that have been so earned, and any other equity-based incentive awards outstanding immediately prior to a change of control of Essex, will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage, in each case, unless assumed in connection with the change of control.

The Compensation Committee believes that these provisions in the Severance Plan and the terms of the equity-based awards described above provide a reasonable level of continued economic benefit to the named executive officers if a change of control and/or related termination event were to occur, are a reasonable balance to the at will nature (and lack of fixed terms) of employment for the officers, and provide a reasonable level of incentive for the covered individuals to remain with the Company prior to any proposal or contemplation of, and during any negotiations for, a change of control. The Compensation Committee also believes that the two years’ cash severance payment, the accelerated vesting of equity awards and other reasonable severance benefits, together with the absence of a tax “gross up” provision, are in line with or provides lesser benefits than the scope of change of control benefits offered by many companies the Compensation Committee considers to be comparable. Generally, the existence of the Severance Plan, and the potential benefits to executive officers under it, does not affect the annual determination of an executive officer’s base salary, cash bonus or long-term incentive award grants.

Eudy Transition Services Agreement. On December 19, 2018, the Company announced the planned retirement of Mr. Eudy. In connection with Mr. Eudy’s retirement, the Company and Mr. Eudy entered into a Transition Services Agreement (the “Transition Services Agreement”) pursuant to which Mr. Eudy’s last day of full-time employment as an executive officer will be on or around April 2019 (the “Transition Date”), after which Mr. Eudy will continue as a part-time employee of the Company for a period commencing on the Transition Date and ending on December 31, 2020 (the “Transition Period”).

During the Transition Period, Mr. Eudy will continue to perform, and assist with succession planning and transition of, his duties and responsibilities as Co-Chief Investment Officer and Executive Vice President. In consideration of Mr. Eudy’s assistance in effectuating an orderly transition in connection with his retirement, pursuant to the terms of the Transition Services Agreement, Mr. Eudy will receive an annual salary of $375,000 during the Transition Period and a one-time transition bonus equal to $1.1 million, to be paid in cash within five days after the Transition Date provided that the Transition Services Agreement is not otherwise terminated by the Company for Cause (as defined in the Transition Services Agreement) or by Mr. Eudy. During the Transition Period, stock options, restricted stock units and long-term incentive plan (LTIP) units previously granted to Mr. Eudy will continue to vest in accordance with the terms of the Company’s stock award and compensation plans and the specific award agreements governing such grants.

Effective as of the Transition Date, Mr. Eudy will cease to participate in the Severance Plan.

Life Insurance and Perquisites. Named executive officers receive automobile allowances or leased automobiles, automobile insurance, annual DMV renewals, health and dental insurance and payment of life insurance premiums. The Compensation Committee believes that the perquisites are comparable to those provided by comparable companies.

Tax and Accounting Considerations.

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction for annual compensation paid to specified executive officers in excess of $1 million. Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), the deduction limit included an exception for “qualified performance-based compensation.” However, the Tax Act amended certain aspects of Section 162(m) of the Code, including eliminating the exception for “qualified performance-based compensation,” and expanding the scope of employees to whom the deduction limit applies. The Tax Act provides for a grandfathering provision, pursuant to which remuneration that was

Essex Property Trust, Inc.	2019 Proxy Statement	41

intended to be “qualified performance-based compensation,” and that was provided pursuant to a written binding contract in effect on November 2, 2017 which has not been modified in any material respect on or after that date, will continue to be eligible for the “qualified performance-based compensation” exception.

We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes. As a result, we do not expect that the payment of compensation that is subject to the prohibition of Section 162(m) of the Code on deduction of annual compensation over $1 million will have a material adverse federal income tax consequence to us, provided we continue to distribute at least 90% of our taxable income each year. Consequently, the Compensation Committee reserves the right to design programs that incorporate a full range of both performance and service-based criteria important to the Company’s success, even where compensation payable under such programs may not be deductible.

ASC Topic 718. Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity-based compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity-based compensation awards with our overall executive compensation philosophy and objectives.

Stock Ownership Guidelines. The Company has stock ownership guidelines that require executives to acquire and hold a certain amount of Company shares, as described in more detail above under the heading “Board and Corporate Governance Matters—Executive Officer Ownership Guidelines.” All named executive officers were in compliance with the guidelines as of December 31, 2018.

The table below sets forth the minimum amount of stock, including indirectly held shares, vested and unvested full-value equity awards (LTIP Units and RSUs), and vested stock options, assuming net settlement, that each named executive officers is required to hold pursuant to the Executive Stock Ownership guidelines. Executive officers are expected to achieve this goal within five years of its effective date or, with respect to new executive officers, within five years of attaining their position.

Executive	Stock Ownership Target as a Multiple of Salary (#)	Stock Ownership Target ($)	In Compliance(1)
Michael J. Schall, CEO and President	5x	1,750,000	Yes
John F. Burkart, SEVP	4x	1,000,000	Yes
Angela L. Kleiman, CFO and EVP	4x	1,300,000	Yes
Craig K. Zimmerman, Co-CIO and EVP	4x	1,200,000	Yes
John D. Eudy, Co-CIO and EVP	4x	1,200,000	Yes
(1)	Executive stock ownership includes all Z-1 incentive units, LTIP Units and RSUs.

Policy on Hedging and Pledging Essex Equity Securities

Directors and executive officers are not permitted to own financial instruments or participate in investment strategies that represent a direct hedge of the economic risk of owning our Common Stock or voting preferred stock, equity interests issued by our operating partnership, or securities that give the holder any rights to acquire any such stock or equity interests (collectively, “Essex equity securities”).

Directors and executive officers are not permitted to pledge or otherwise use any Essex equity securities as collateral to secure any loan (collectively, a “pledge”) unless: (1) that transaction is first approved by the Board (not counting the vote of any director with a personal interest in the transaction) based on the committee’s determination that the pledge is not significant from a corporate governance standpoint, or (2) that transaction involves a pledge of Essex equity securities that results in such individual having pledged (counting pledged securities that are not Common Stock on an as exercised or converted basis, as the case may be) an amount of Essex equity securities not exceeding the greater of (x) 0.002 times the number of the issued and outstanding shares of Common Stock, or (y) 20% of such individual’s ownership of Essex equity securities.

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However, notwithstanding the provisions of the prior paragraph, as to any individual who has pledged Essex equity securities prior to the effective date of the policy (which was March 27, 2013), the individual is required within seven years after the effective date to reduce the pledged securities to an amount that would not require Board approval described above, or obtain Board approval of the pledge.

As more fully set forth in the policy, directors and executive officers are not permitted to pledge any equity compensation awards prior to the awards’ respective exercise, delivery or conversion into equity securities free of restriction under the applicable equity compensation plan.

Compensation Recovery Policy. The Board will, to the extent permitted by applicable law, have the authority to make retroactive adjustments to any bonus or other incentive-based or equity-based compensation paid to an executive officer of the Company, where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, where such restatement was due to the material non-compliance by the Company, as a result of misconduct, with any financial reporting requirement. Where applicable, an officer will be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12-month period following the filing with the SEC of the financial statement that was later restated.

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Compensation Committee Report

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC. The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Members of the Compensation Committee

Irving M. Lyons, III, Chairman
Amal M. Johnson
Byron A. Scordelis

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table summarizes compensation information for our named executive officers for our year ended December 31, 2018, which we refer to as “2018”, our year ended December 31, 2017, which we refer to as “2017”, and our year ended December 31, 2016, which we refer to as “2016”.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)	Option Award ($)(2)	All Other Compensation ($)(3)	Total
Michael J. Schall Chief Executive Officer and President	2018	800,000	1,510,000	2,340,255	750,023	33,954	5,434,232
	2017	700,000	1,224,000	1,990,210	700,000	28,138	4,642,348
	2016	650,000	1,050,000	1,142,624	1,167,809	20,911	4,031,344

John F. Burkart Senior Executive Vice President	2018	500,000	838,542	1,305,123	425,007	37,944	3,106,616
	2017	460,000	776,000	1,314,870	454,993	33,778	3,039,641
	2016	400,000	580,000	498,567	445,886	27,815	1,952,268

Angela L. Kleiman Executive Vice President and Chief Financial Officer	2018	500,000	838,542	1,157,554	352,509	31,375	2,879,980
	2017	450,000	766,000	1,115,094	384,998	28,020	2,744,112
	2016	375,000	540,000	389,524	398,111	26,528	1,729,163

Craig K. Zimmerman Co-Chief Investment Officer and Executive Vice President	2018	500,000	838,542	1,100,046	—	23,864	2,462,452
	2017	460,000	776,000	1,184,963	384,998	22,065	2,828,026
	2016	400,000	580,000	498,567	445,886	22,825	1,947,278

John D. Eudy Co-Chief Investment Officer and Executive Vice President	2018	500,000	838,542	315,023	—	30,878	1,684,443
	2017	460,000	776,000	1,184,963	384,998	27,628	2,833,589
	2016	400,000	580,000	498,567	445,886	27,188	1,951,641
(1)	Represents cash incentive awards under the Company’s annual bonus program.
(2)	These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards granted for the year indicated. With respect to awards, the vesting of which is subject to performance conditions, the grant date fair value of these awards is based on the probable outcome of the performance conditions, which is also the maximum value assuming the highest level of performance, calculated in accordance with ASC Topic 718. Assumptions used in determining the grant date fair value of the awards can be found in Note 13 of the Notes to Consolidated Financial Statements in the Company’s 2018 Form 10-K. These dollar amounts do not represent payments actually received by the named executive officers. In fiscal year 2017, the Compensation Committee shifted the timing of its grants of long-term equity incentive awards such that our named executive officers received three separate grants of RSUs, rather than two and, as a result of this shift in timing, stock-based compensation for fiscal year 2017 appears higher for our named executive officers than in prior fiscal years.
(3)	These amounts include the named executive officers’ respective perquisites limited to Company provided leased automobiles or automobile allowances, and payments of life insurance premiums, for Mr. Schall, Mr. Burkart, Ms. Kleiman, Mr. Zimmerman and Mr. Eudy, respectively.

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Grants of Plan-Based Awards for 2018

The following table shows all plan-based awards which Essex granted to the named executive officers during 2018.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Maximum ($)	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum (#)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(4)
Michael J. Schall	12/6/2018	1,100,000	1,700,000	12,005	—	31,264	265.68	3,090,278
John F. Burkart	12/6/2018	625,000	937,500	6,695	—	17,716	265.68	1,730,130
Angela L. Kleiman	12/6/2018	625,000	937,500	5,938	—	14,694	265.68	1,510,063
Craig K. Zimmerman	12/6/2018	625,000	937,500	2,411	3,232	—	—	1,100,046
John D. Eudy	12/6/2018	625,000	937,500	—	1,616	—	—	315,023
(1)	Represents Performance and Service RSUs that are earned based on Essex’s relative total stockholder return over a three-year performance period and vest based on continued employment and DIP RSUs that become eligible to be earned based on a percentage of gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which such DIP RSUs are granted and are earned based on Essex’s relative total stockholder return over a three-year performance period and vest based on continued employment over a one-year period.
(2)	Represents Performance RSUs that are earned based on Essex’s relative total stockholder return over a three-year performance period.
(3)	Represents options that are subject to service-based vesting, and vest as to one-third of the shares subject to the options on each of the first three anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date. The options are also subject to a cap on appreciation of $100 per share.
(4)	These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 as described in footnote 2 to the Summary Compensation Table above.

Named Executive Officer Severance Plan

We discuss severance of our named executive officers and related quantitative disclosure based on assumed triggering events under the heading “Potential Payments upon Termination or Change of Control” below.

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Outstanding Equity Awards at December 31, 2018

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2018:

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Grant Date	Exercisable	Unexercisable
Michael J. Schall	12/6/2018	—	31,264	(2)	$265.68	12/6/2028	—		—	—	(3)	—
	12/6/2018						—		—	8,003	(4)	1,962,416
	12/6/2018						—		—	4,002	(5)	981,330
	12/7/2017	10,451	20,911	(6)	$240.61	12/7/2027	1,179	(7)	289,103	2,752	(8)	674,818
	12/7/2017						1,043	(9)	255,754	2,432	(10)	596,351
	12/7/2017						—		—	3,931	(11)	963,921
	12/8/2016	36,162	18,079	(12)	219.22	12/8/2026	3,809	(13)	934,005	3,809	(14)	934,005
	12/10/2013	655	—	(15)	152.63	12/10/2023
	12/11/2012	699	—	(16)	143.03	12/11/2019
	12/6/2011	4,542	—	(17)	132.03	12/6/2021
	12/9/2014						1,915	(18)	469,577
	Various									700	(19)	170,947

John F. Burkart	12/6/2018	—	17,716	(2)	265.68	12/6/2028	—		—	—	(3)	—
	12/6/2018						—		—	4,130	(4)	1,012,717
	12/6/2018		—		—	—	—			2,565	(5)	628,964
	12/7/2017	6,793	13,592	(6)	240.61	12/7/2027	803	(7)	196,904	1,874	(8)	459,524
	12/7/2017						641	(9)	157,180	1,495	(10)	366,589
	12/7/2017						—		—	2,677	(11)	656,427
	12/8/2016	13,807	6,903	(12)	219.22	12/8/2026	1,662	(13)	407,539	1,662	(14)	407,539
	12/10/2013	—	—	(15)	152.63	12/10/2023
	12/11/2012	—	—	(16)	143.03	12/11/2019
	12/6/2011	—	—	(17)	132.03	12/6/2021
	12/9/2014						958	(18)	234,911
	Various									980	(19)	239,326

Angela L. Kleiman	12/6/2018	—	14,694	(2)	265.68	12/6/2028	—		—	—	(3)	—
	12/6/2018						—		—	3,373	(4)	827,093
	12/6/2018						—		—	2,565	(5)	628,964
	12/7/2017	5,748	11,501	(6)	240.61	12/7/2027	684	(7)	167,724	1,595	(8)	391,110
	12/7/2017						538	(9)	131,923	1,256	(10)	307,984
	12/7/2017						—		—	2,279	(11)	558,834
	12/8/2016	12,327	6,164	(12)	219.22	12/8/2026	1,299	(13)	318,528	1,299	(14)	318,528
	12/10/2013	—	—	(15)	152.63	12/10/2023
	12/11/2012	—	—	(16)	143.03	12/11/2019
	12/6/2011	—	—	(17)	132.03	12/6/2021
	12/9/2014						575	(18)	140,996
	12/6/2011									560	(19)	136,758

Essex Property Trust, Inc.	2019 Proxy Statement	46

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Grant Date	Exercisable	Unexercisable
Craig K. Zimmerman	12/6/2018	—	—	(2)	—		—		—	3,232	(3)	792,519
	12/6/2018						—		—	—	(4)	—
	12/6/2018						—		—	2,411	(5)	591,201
	12/7/2017	5,748	11,501	(6)	240.61	12/7/2027	803	(7)	196,904	1,874	(8)	459,524
	12/7/2017						419	(9)	102,743	977	(10)	239,570
	12/7/2017						—		—	2,677	(11)	656,427
	12/8/2016	13,807	6,903	(12)	219.22	12/8/2026	1,662	(13)	407,539	1,662	(14)	407,539
	12/10/2013	2,166	—	(15)	152.63	12/10/2023
	12/11/2012	699	—	(16)	143.03	12/11/2019
	12/6/2011	1,514	—	(17)	132.03	12/6/2021
	12/9/2014						575	(18)	140,996
	Various									280	(19)	68,379

John D. Eudy	12/6/2018	—	—	(2)	—		—		—	1,616	(3)	396,259
	12/6/2018						—		—	—	(4)	—
	12/6/2018						—		—	—	(5)	—
	12/7/2017	5,748	11,501	(6)	240.61	12/7/2027	803	(7)	196,904	1,874	(8)	459,524
	12/7/2017						419	(9)	102,743	977	(10)	239,570
	12/7/2017						—		—	2,677	(11)	656,427
	12/8/2016	13,807	6,903	(12)	219.22	12/8/2026	1,662	(13)	407,539	1,662	(14)	407,539
	12/10/2013	—	—	(15)	152.63	12/10/2023
	12/11/2012	—	—	(16)	143.03	12/11/2019
	12/6/2011	—	—	(17)	132.03	12/6/2021
	12/9/2014						575	(18)	140,996
	Various									280	(19)	68,379
(1)	As it relates to awards granted after 2013, amounts are based on the closing price of our Common Stock on the NYSE on December 31, 2018, of $245.21. For awards related to Z-1 incentive units granted prior to 2013, the value is based on $245.21 multiplied by the number of units acquired on vesting, less $1.00 per unit capital contributions.
(2)	33% of these options will vest on December 6, 2019, and 1/3rd of these options will vest on each of the next two anniversaries thereafter, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.
(3)	For all named executive officers, represents the incremental number of Performance RSUs that would become earned and vested at the end of the performance period (December 6, 2018 – December 6, 2021), assuming maximum performance. Performance RSUs are generally earned based on Essex’s relative total stockholder return over a three-year performance period following the date of grant. The number of Performance RSUs that are earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 0 for Mr. Schall, 0 for Mrs. Kleiman, 1,616 for Mr. Eudy, 3,232 for Mr. Zimmerman, and 0 for Mr. Burkart.
(4)	For all named executive offices, includes an incremental Performance and Service RSUs that would become earned and vested at the end of the performance period (December 6, 2018 - December 6, 2021), assuming maximum performance. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting. The number of Performance and Service RSUs that are earned and vest is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period. These units were granted as follows: 8,003 for Mr. Schall, 3,373 for Mrs. Kleiman, 0 for Mr. Eudy, 0 for Mr. Zimmerman, and 4,130 for Mr. Burkart.

Essex Property Trust, Inc.	2019 Proxy Statement	47

(5)	For all named executive officers, represents the number of DIP RSUs that would become earned and vested at the end of the three-year performance period (December 6, 2018 - December 6, 2021), assuming the maximum number of DIP RSUs becomes eligible to be earned at the end of the one-year performance period (December 31, 2019), and assuming the maximum performance in respect of the three-year performance period. DIP RSUs generally become eligible to be earned based on a percentage of gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which such DIP RSUs are granted and are earned based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 4,002 for Mr. Schall, 2,565 for Mrs. Kleiman, 0 for Mr. Eudy, 2,411 for Mr. Zimmerman, and 2,565 for Mr. Burkart.
(6)	33% of these options vested on December 8, 2018, and 1/3rd of these options will vest on each of the next two anniversaries thereafter, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.
(7)	For all named executive officers, represents the number of Performance RSUs that would become earned and vested at the end of the three-year performance period (December 7, 2017 - December 7, 2020), and assuming threshold performance in respect of the three-year performance period. Performance RSUs are generally earned based on Essex’s relative total stockholder return over a three-year performance period following the date of grant. The number of Performance RSUs that are earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 1,179 for Mr. Schall, 684 for Mrs. Kleiman, 803 for Mr. Eudy, 803 for Mr. Zimmerman, and 803 for Mr. Burkart.
(8)	For all named executive officers, represents the incremental number of Performance RSUs that would become earned and vested at the end of the performance period (December 7, 2017 – December 7, 2020), assuming maximum performance. Performance RSUs are generally earned based on Essex’s relative total stockholder return over a three-year performance period following the date of grant. The number of Performance RSUs that are earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 2,752 for Mr. Schall, 1,595 for Mrs. Kleiman, 1,874 for Mr. Eudy, 1,874 for Mr. Zimmerman, and 1,874 for Mr. Burkart.
(9)	For all named executive officers, represents the number of Performance and Service RSUs that would become earned and vested at the end of the performance period (December 7, 2017 - December 7, 2020), assuming threshold performance. Performance and Service RSUs generally vest based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period. These units were granted as follows: 1,043 for Mr. Schall, 538 for Mrs. Kleiman, 419 for Mr. Eudy, 419 for Mr. Zimmerman, and 641 for Mr. Burkart.
(10)	For all named executive offices, includes an incremental Performance and Service RSUs that would become earned and vested at the end of the performance period (December 7, 2017 - December 7, 2020), assuming maximum performance. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting. The number of Performance and Service RSUs that are earned and vest is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period. These units were granted as follows: 2,432 for Mr. Schall, 1,256 for Mrs. Kleiman, 977 for Mr. Eudy, 977 for Mr. Zimmerman, and 1,495 for Mr. Burkart.
(11)	For all named executive officers, represents the number of DIP RSUs that would become earned and vested at the end of the three-year performance period (December 7, 2017 - December 7, 2020), assuming the maximum number of DIP RSUs becomes eligible to be earned at the end of the one-year performance period (December 31, 2018), and assuming the maximum performance in respect of the three-year performance period. DIP RSUs generally become eligible to be earned based on a percentage of gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which such DIP RSUs are granted and are earned based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 3,931 for Mr. Schall, 2,279 for Mrs. Kleiman, 2,677 for Mr. Eudy, 2,677 for Mr. Zimmerman, and 2,677 for Mr. Burkart.
(12)	33% of these options vested on December 8, 2017, and 1/3rd of these options will vest on each of the next two anniversaries thereafter, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.
(13)	For all named executive officers, represents the number of Performance RSUs that would become earned at the end of the performance period (December 8, 2016 – December 8, 2019), assuming threshold performance. Performance RSUs are generally earned based on Essex’s relative total stockholder return over a three-year performance period following the date of grant. The number of Performance RSUs that are earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. For Mr. Schall, includes 1,437 Performance and Service RSUs that would become earned and vested at the end of the performance period (December 8, 2016 – December 8, 2019), assuming threshold performance. Performance and Service RSUs generally vest based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period.
(14)	For all named executive officers, represents the incremental number of Performance RSUs that would become earned and vested at the end of the performance period (December 8, 2016 – December 8, 2019), assuming maximum performance. Performance RSUs are generally earned based on Essex’s relative total stockholder return over a three-year performance period following the date of grant. The number of Performance RSUs that are earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. For Mr. Schall, includes an incremental 1,437 Performance and Service RSUs that would become earned and vested at the end of the performance period (December 8, 2016 – December 8, 2019), assuming maximum performance. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting. The number of

Essex Property Trust, Inc.	2019 Proxy Statement	48

Performance and Service RSUs that are earned and vest is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period.

(15)	20% of these options vested on December 10, 2014, and 1/60th of these options will vest on each monthly anniversary thereafter, generally subject to continued employment through each such vesting date. These options are subject to a cap on appreciation of $100 per share.
(16)	10% of these options vested on December 11, 2012, the date of the grant, and 20% of these options will vest each year through 2016 with the remaining 10% vesting in 2017, generally subject to the executive’s continued employment through the applicable vesting date. These options are subject to a cap on appreciation of $75 per share.
(17)	10% of these options vested on December 6, 2011, the date of the grant, and 20% of these options will vest each year through 2015 with the remaining 10% vesting in 2016, generally subject to the executive’s continued employment through the applicable vesting date. These options are subject to a cap on appreciation of $75 per share.
(18)	Represents LTIP Units subject to service-based vesting only. These LTIP Units vest 20% on each of the first five anniversaries of the grant date, generally subject to the executive’s continued employment through each such vesting date.
(19)	Represents Z-1 incentive units, approximately 4% and 8% of which vested in 2018. The Z-1 incentive units vest and become convertible into limited partnership units of EPLP (and exchangeable for shares of our Common Stock) in varying percentages, ranging from annual vesting tranches of 0% to 14% of the incentive units subject to the award, based on Essex’s achievement of total FFO performance.

Option Exercises and Stock Vested for 2018

The following table shows for 2018 the number of shares acquired upon exercise of option awards and the vesting of stock awards and the value realized upon such exercise and vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael J. Schall	3,676	367,600	10,315	2,528,441
John F. Burkart	3,666	319,638	5,568	1,364,371
Angela L. Kleiman	1,083	98,867	4,333	1,062,077
Craig K. Zimmerman	—	—	4,925	1,206,961
John D. Eudy	2,166	215,683	4,925	1,206,961
(1)	Stock awards consist of Z-1 incentive units, LTIP Units and RSUs. With respect to Z-1 incentive units, the amounts reflect the increase in conversion ratio during 2018, and with respect to LTIP Units and RSUs, the amounts reflect both performance-based and service-based vesting achieved during 2018.
(2)	As it relates to awards granted after 2013, amount are based on the closing price of our Common Stock on the NYSE on December 31, 2018, of $245.21. For awards related to Z-1 incentive units granted prior to 2013, the values are based on $245.21 multiplied by the number of units acquired on vesting, less $1.00 per unit capital contributions.

Nonqualified Deferred Compensation

The named executive officers are currently eligible to participate in the Essex Portfolio, L.P. 2005 Deferred Compensation Plan, which is referred to herein as the “2005 deferred compensation plan.” The 2005 deferred compensation plan, which was adopted on December 2, 2008, replaced an older plan to comply with Section 409A of the Code. Under the deferred compensation plan, eligible employees, which include the named executive officers of the Company, may elect in accordance with plan procedures to defer up to 100% of their base salary and up to 100% of their cash bonus (and other cash compensation) in any year, in each case, after taking into effect reductions due to income and payroll tax withholding and contributions to benefits plans. The Company does not currently make company matching contributions, although the plan allows the Company to make discretionary contributions. Deferral elections under the 2005 deferred compensation plan must generally be made by December 15th of the calendar year proceeding the calendar year in which the compensation that is to be deferred is scheduled to be earned.

Distributions of the deferred accounts under the 2005 deferred compensation plan are made on the earliest of (1) the participant’s “separation from service,” as defined in the plan, (2) a “change in control,” as defined in the plan or (3) a date specified by the participant at the time the deferral election was made. The distributions are payable in a lump sum, except that a participant may elect a payout of amounts exceeding $150,000 as of the distribution date over a period of 5, 10 or 15 annual installments. Distributions under the 2005 deferred compensation plan payable to a “key employee” (as defined in the plan) in connection with a separation from service will be delayed for six months (to the extent required to comply with Section 409A of the Code).

Essex Property Trust, Inc.	2019 Proxy Statement	49

Under the plans, the earnings in an officer’s account are based on investment earnings (or losses) equal to the actual net investment earning or losses experienced by the investment selected by the participant. Accordingly, any earnings are based solely upon the investment allocations directed by the officer. The Company does not make these investment decisions or guarantee any particular rate of return or other benefit under the plan. Under the investment policies of the plans, and subject to administrative approval, investments may be directed by the officer in any securities generally available and traded on U.S. public markets. However, the plan prohibits investments such as derivative securities, securities issued by Essex, tax-exempt securities, foreign securities not listed on the NYSE, securities determined by the administrator to be illiquid, securities purchased on margin, and a number of other categories intended to limit the permitted investments to securities regularly and publicly traded in the U.S. market. The plans do not impose specific limitations on the frequency of investment selections or changes in investments.

Although each participant’s account is wholly unfunded, the investments selected by the officer are purchased by Essex in and for its own account, which account is maintained by the Company with a brokerage firm, and the return on the deferral account is derived solely from these purchased investments directed by the officer. The plan administrator will not monitor a participant’s investment instructions, but it may require the participant to liquidate an investment that is determined to be inconsistent with the plan’s investment policy, other plan provisions, or Essex’s brokerage account agreement. The following table provides information concerning compensation deferred under the prior deferred compensation plan and the 2005 deferred compensation plan by the named executive officers as of December 31, 2018.

Name	Executive Contributions in 2018 ($)(1)	Registrant Contributions in 2018 ($)	Aggregate Earnings/ (Losses) in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2018 ($)
Michael J. Schall	—	—	(269,982)	—	2,801,730
John F. Burkart	—	—	3,014	—	469,194
Angela L. Kleiman	—	—	141	—	23,010
Craig K. Zimmerman	—	—	—	—	—
John D. Eudy	520,437	—	(84,424)	—	1,943,429
(1)	All contributions in this column are also included as compensation to the named executive officers in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

Potential Payments upon Termination or Change of Control

Long-Term Equity Incentive Awards

Pursuant to the terms of the Company’s Incentive Award Plan and the applicable award agreements, with respect to any LTIP Units and RSUs that are held by the named executive officers and that are subject to performance-based vesting, the performance period applicable to such LTIP Units or RSUs will end on, and the number of LTIP Units or RSUs earned will be determined based on performance through, the date of a change of control of Essex.

Pursuant to the terms of the Severance Plan, which covers, among others, the named executive officers, any equity-based awards held by the named executive officers that are outstanding immediately prior to a change of control of Essex but that are not assumed in connection with such change of control (including any Series Z-1 Incentive Units that are not assumed through a “substitute umbrella partnership” (as defined in the Severance Plan)) will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% “Series Z-1 conversion ratchet percentage” (as defined in the Severance Plan), in each case, effective immediately prior to such change of control. Accordingly, any performance-based LTIP Units and RSUs that have been earned based on actual performance through the date of a change of control of Essex, and any other equity-based incentive awards outstanding immediately prior to a change of control of Essex, will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage, in each case, unless assumed in connection with the change of control.

Essex Property Trust, Inc.	2019 Proxy Statement	50

Further, under the terms of the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, if, within the period commencing two months prior to a change of control of Essex and ending 24 months following a change of control of Essex, the employment of any named executive officer is terminated in connection with the change of control and without “cause” (excluding any termination of employment due to the named executive officer’s death or disability), or if the named executive officer resigns from employment for “good reason” (a “Qualifying Termination”), any equity-based awards held by the named executive officer that were assumed in connection with the change of control and any equity-based awards that were granted in connection with or following the change of control will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage (or its equivalent).

Severance Payments and Benefits

In addition to accelerated vesting of equity-based awards, the Severance Plan further provides that if a named executive officer experiences a Qualifying Termination under the Severance Plan, the named executive officer will be entitled to (i) a lump-sum cash amount equal to the sum of (a) two times such named executive officer’s then-current annual base salary and (b) two times such named executive officer’s average annual bonus for the three years preceding the change of control, (ii) continuation of health, dental and life insurance benefits for 24 months following the date of termination, paid by the Company, (iii) outplacement services of up to $20,000 in the aggregate, and (iv) reasonable legal and mediation fees and expenses incurred by the named executive officer in obtaining or enforcing any right or benefit provided by the Severance Plan.

Under the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, a “change of control” is generally defined as: (a) the acquisition by any person or entity, together with all of their respective affiliates or associates, of securities representing 30 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote, (b) the persons who, as of March 12, 2013, constituted the Board (or the incumbent directors) cease to constitute a majority of such directors, provided that a person becoming a director subsequent to March 12, 2013 shall be considered an incumbent director if the person’s election was approved by a vote of a majority of the incumbent directors, or (c) the consummation of any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing in the aggregate 50 percent or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger.

Under the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, “good reason” is generally defined as (i) a substantial adverse change in the named executive officer’s authority, duty or power, (ii) a reduction in annual base salary, (iii) a reduction in annual bonus opportunity to an annual bonus opportunity that is less than the highest bonus opportunity during the three fiscal years preceding the date of the change of control, (iv) a reduction in certain employee benefits, (v) certain relocations, (vi) failure to pay compensation owed to the named executive officer, (vii) failure to obtain an effective agreement from any successor to assume the Severance Plan, or (viii) a material breach by Essex under the Severance Plan.

Under the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, “cause” is generally defined as (i) a willful act of dishonesty with respect to any matter involving Essex, (ii) conviction of a crime involving moral turpitude, or (iii) deliberate or willful failure to substantially perform duties, which continues for 30 days following receipt of notice from Essex.

Individuals participating in the Severance Plan are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Sections 280G and 4999 of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.

Essex Property Trust, Inc.	2019 Proxy Statement	51

The table below illustrates hypothetical payments under the Severance Plan as if a change of control had occurred on December 31, 2018 and a termination of employment other than for “cause” or for “good reason” occurred on such date.

With the exception of accelerated vesting of certain equity-based awards that are not assumed in connection with a change of control (as described above), no named executive officer is entitled to any severance payments or benefits (except as required pursuant to applicable law) other than in connection with a termination of employment other than for “cause” (excluding any termination of employment due to the named executive officer’s death or disability) or for “good reason” in connection with a change of control.

Effective as of the Transition Date, Mr. Eudy will cease to participate in the Severance Plan.

Name	Payment for 2X Annual Salary/ Bonus ($)	24 months of benefits ($)(1)	Value of Accelerated Equity Awards (including LTIP Units) ($)	Total ($)(2)
Michael J. Schall	4,122,667	35,000	19,380,293	23,537,959
John F. Burkart	2,463,028	35,000	11,051,649	13,549,677
Angela L. Kleiman	2,429,695	35,000	9,593,692	12,058,386
Craig K. Zimmerman	2,463,028	35,000	8,366,670	10,864,698
John D. Eudy	2,463,028	35,000	7,379,209	9,877,237
(1)	These amounts are based on the estimated average value of the benefits for all named executive officers. Actual amounts for individual officers may differ from this average amount.
(2)	The total does not include: (i) available balances under the nonqualified deferred compensation plan table preceding this table, (ii) any amounts due for accrued but unpaid wages under applicable law or under generally available benefit plans such as our 401(k) plan, at the time of any employment termination, or (iii) the proceeds of insurance policies paid by insurance companies in the event of death or disability.

Essex Property Trust, Inc.	2019 Proxy Statement	52

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2018.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price for Outstanding Options, Warrants and Rights ($)		Securities Remaining Available for Future Issuance Under Plan (#)
Equity compensation plans approved by security holders: Stock Incentive Plans	719,187	(1)	224.57	(2)	2,782,746	(3)
Equity compensation plans not approved by security holders: Series Z-1 incentive units(4)	131,160		N/A		81,559
Total	850,347		—		2,864,305
(1)	Number of securities to be issued includes 105,352 LTIP Units granted in 2013 and 2014 but excludes 91,058 shares of unvested restricted stock.
(2)	This weighted average price amount applies only to options granted under the Company’s 1994, 2004 and 2013 plans.
(3)	Includes 500,000 shares available for future issuance under our 2013 Employee Stock Purchase Plan (the “ESPP”) and 698,366 shares available for future issuance under our 2013 Stock Award and Incentive Compensation Plan. No options have been granted, and no shares of Common Stock have been purchased, under the ESPP. This plan has not been implemented by the Company.
(4)	Includes convertible Series Z-1 incentive units.

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CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of Michael J. Schall, our Chief Executive Officer and President (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $63,517; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $5,434,232.

Based on this information, for 2018, the annual total compensation of our CEO was approximately 86 times the median of the annual total compensation of all of our employees (other than the CEO).

Determining the Median Employee

Employee Population

The Company used our employee population data as of October 5, 2018 as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 1,826 individuals, approximately 75% of which were hourly employees, and all of whom were located in the United States. For purposes of the pay ratio calculation our employee population consists of all full- and part-time employees at all locations (other than our CEO), including all temporary employees employed as of the measurement date.

Methodology for Determining Our Median Employee

To identify the median employee from our employee population, we used 2018 base salary and 2018 cash bonus as reflected in our U.S. and local payroll records. In identifying the median employee, we annualized the compensation of all full-time and part-time permanent employees who were new-hires in 2018 and we did not make any cost-of-living adjustments.

Compensation Measure and Annual Total Compensation of Median Employee

With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Annual Total Compensation of CEO

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement.

Essex Property Trust, Inc.	2019 Proxy Statement	54

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee consists of Ms. Johnson, Ms. Kasaris, Mr. Robinson and Ms. Sears. Ms. Sears serves as Chairman of the Audit Committee. The Board has determined that each of the members of the Audit Committee meets the independence and experience requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the processes relating to the Company’s auditing, accounting and financial reporting as of December 31, 2018. The Audit Committee annually approves the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal control over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal control over financial reporting, the Company’s consolidated financial statements and schedule contained in the Company’s Annual Report included in the Form 10-K and other related matters.

The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2018 and effectiveness of internal control over financial reporting as of December 31, 2018 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by rules adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of KPMG LLP with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Members of the Audit Committee

Amal M. Johnson
Mary Kasaris
Thomas E. Robinson
Janice L. Sears, Chairperson

Essex Property Trust, Inc.	2019 Proxy Statement	55

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

The Company has adopted written related party transaction guidelines that are intended to cover transactions in which the Company (including entities it controls) is a party and in which any “related person” has a direct or indirect interest. A “related person” means any person who is or was (since the beginning of the last fiscal year) an Essex director, director nominee, or executive officer, any beneficial owner of more than 5% of the outstanding Common Stock, and any immediate family member of any of the foregoing persons. A related person may be considered to have an indirect interest in a transaction if he or she (i) is an owner, director, officer or employee of or otherwise associated with another company that is engaging in a transaction with Essex, or (ii) otherwise, through one or more entities or arrangements, has an indirect financial interest in or personal benefit from the transaction.

The related person transaction review and approval process is intended to determine, among any other relevant issues, the dollar amount involved in the transaction; the nature and value of any related person’s direct or indirect interest (if any) in the transaction; and whether or not (i) a related person’s interest in the transaction is material, (ii) the transaction is fair, reasonable, and serves the best interest of Essex and its stockholders, and (iii) the transaction or relationship should be entered into, continued or ended.

Generally, prior to entering into a related party transaction, various information about the proposed transaction is to be submitted to the Audit Committee, or subcommittee thereof, which will then review the proposed transaction for compliance with the related party approval guidelines and make a determination as to whether or not to approve the transaction.

The guidelines also list types of related person transactions that are governed by specific approval procedures:

•	Routine Transactions up to $1,000,000 that might involve a related person: generally transactions with a related person for ordinary course goods or services with established pricing practices, such as broker commissions for listing or buying properties, do not require prior committee approval but are to be reported to the Audit Committee for ratification.
•	Property Transactions: as to the acquisition or disposition of properties that may involve a related person, the guidelines list specified information to be provided to the Audit Committee, including a description of the related person’s direct or indirect interest in the transaction, the underwriting process, risk and mitigation information, the property marketing process, and analysis of comparable transactions. For two years after an acquisition involving a related person, the Audit Committee will receive reports concerning actual versus underwritten performance.
•	Preferred Equity/Subordinate Debt Transactions: as to these transactions, the Audit Committee must be provided information concerning the proposed transaction that is comparable to that set forth above for property transactions, and reports must be made to the Audit Committee quarterly as to the status of the transaction and promptly as to any default or similar event. Unless otherwise approved by the Board, the amount outstanding under, or invested pursuant to, all preferred equity/subordinate debt transactions involving the same related person may not exceed $75 million.

The guidelines also require that the Board is to be annually provided a report of the related person transactions that have been entered into since the date of the last such report to the Board.

Agreements between Mr. Marcus and the Company

George Marcus, the Company’s Chairman and founder, is also involved in other real estate businesses. Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (i) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (ii) that he will not divulge any confidential or proprietary information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated

Essex Property Trust, Inc.	2019 Proxy Statement	56

companies and (iii) that he will recuse himself from any and all discussions by the Board regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.

Other Transactions

Mr. Marcus is the Chairman of Marcus & Millichap Company (“MMC”), which is the parent company of a diversified group of real estate service, investment, and development firms. Mr. Marcus is also the Co-Chairman of Marcus & Millichap, Inc. (“MMI”), and Mr. Marcus owns a controlling interest in MMI. MMI is a national brokerage firm listed on the NYSE that completed its initial public offering in 2013.

As of December 31, 2018, the Company had investments with a total carrying value of $73.7 million with affiliates of MMC. Investments made in 2018 detailed below:

•	In May 2018, the Company made a commitment to fund a $26.5 million preferred equity investment in an entity whose sponsors include an affiliate of MMC. The entity wholly owns a 400 apartment home community located in Ventura, CA. This investment will accrue interest based on a 10.25% preferred return. The investment is scheduled to mature in May 2023. As of December 31, 2018, the Company had funded $21.0 million of the commitment. The remaining committed amount will be funded if and when requested by the sponsors.
•	In October 2018, the Company funded an $18.6 million preferred equity investment in an entity whose sponsor is an affiliate of MMC. The entity wholly owns a 268 apartment home community development located in Burlingame, CA. This investment will accrue interest based on an initial 12.00% preferred return. The investment is scheduled to mature in April 2024.

The Company charges certain fees relating to its co-investments for asset management, property management, development and redevelopment services. These fees from affiliates total $13.9 million for the year ended December 31, 2018.

The Company has provided short-term bridge loans to affiliates. As of December 31, 2018, $4.5 million of short-term loans remained outstanding due from joint venture affiliates.

Essex Property Trust, Inc.	2019 Proxy Statement	57

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018, and has been appointed by the Audit Committee and the Board to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be able to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019.

Essex Property Trust, Inc.	2019 Proxy Statement	58

FEES PAID TO KPMG LLP

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2018 and 2017 and fees billed for other services rendered by KPMG LLP during those periods:

	2018	2017
Audit Fees(1)	$1,611,780	$1,573,240
Audit-Related Fees(2)	580,000	633,975
Tax Fees(3)	9,000	63,000
All Other Fees	—	—
Total	$2,200,780	$2,270,215
(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of internal control over financial reporting as of the end of the year, reviews of the interim consolidated financial statements included in quarterly reports, comfort letters to underwriters, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of audit fees paid by unconsolidated joint ventures of the Company.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning for both federal and state income taxes. In 2018 and 2017, these fees were related to tax consulting services.

The Audit Committee considers as necessary whether services other than audit and audit-related services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for the pre-approval of all audit services and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm may be required to provide detailed back-up documentation at the time of approval. The status of any pre-approved service is reported at subsequent Audit Committee meetings. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee or a designated Audit Committee member, who is responsible for reporting to the Audit Committee any such pre-approvals at the next scheduled committee meeting.

The Board unanimously recommends that the stockholders vote
“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Essex Property Trust, Inc.	2019 Proxy Statement	59

PROPOSAL NO. 3:
ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis in this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee with respect to the Company’s named executive officers for the year ended December 31, 2018. The Board is asking our stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Essex Property Trust, Inc. approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting of stockholders in 2019 pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the named executive officer compensation tables and the related footnotes and narrative accompanying the tables).”

The Board is asking our stockholders to vote “FOR” this proposal. Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. The next such advisory vote will be held at the 2020 annual meeting of stockholders. Section 14A of the Exchange Act requires that we solicit your advisory vote on this proposal.

The Board unanimously recommends that the stockholders vote
“FOR” Proposal No. 3.

Essex Property Trust, Inc.	2019 Proxy Statement	60

CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the SEC, and the listing standards of the NYSE. A copy of the Code of Business Conduct and Ethics is posted on the Company’s Internet website at http://www.essex.com. The Company will post on its website any amendments to, or waivers from, any provision of its Code of Business Conduct and Ethics. Additionally, the Company has adopted Corporate Governance Guidelines to provide the Company’s stockholders and other interested parties with insight into the Company’s corporate governance practices. Copies of the Code of Business Conduct or Ethics or Corporate Governance Guidelines will be provided to any stockholder upon written request to Mr. Daniel J. Rosenberg, Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to Mr. Daniel J. Rosenberg, Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403. To be timely for the Company’s 2020 annual meeting of stockholders, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, no earlier than October 30, 2019 and no later than 5:00 p.m., Pacific Time, on November 29, 2019. A stockholder’s notice shall set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act;
•	as to any other business that the stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any stockholder associated person (as defined below), including any anticipated benefit to the stockholder or stockholder associated person;
•	as to the stockholder giving the notice, any proposed nominee and any stockholder associated person:
•	the class, series and number of shares of stock of the Company that each of them or any of their affiliates own, the date the shares were acquired and the investment intent of such acquisition and any short interest in Company shares by any such person,
•	the nominee holder for, and number of, Company shares owned beneficially but not of record by such person,
•	whether such person has engaged in any hedging, derivative or other transaction with respect to Company shares or any shares of any entity listed in the peer group in the stock performance graph in the Company’s most recent annual report, and
•	any substantial interest of such person in the Company, other than an interest arising from the ownership of Company shares;
•	as to the stockholder giving the notice, any stockholder associated person and any proposed nominee,
•	the person’s name and address, and
•	the person’s investment strategy or objective and a copy of the prospectus, offering memorandum or similar document provided to investors in such person;
•	the name and address of any person who contacted or was contacted by the stockholder giving the notice or any stockholder associated person about the proposed nominee or other proposed business; and
•	the name and address of any stockholder supporting the proposed nominee or the proposed business.

Essex Property Trust, Inc.	2019 Proxy Statement	61

Any director nominations received from stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

The foregoing is a summary of the applicable provisions of the Bylaws and is qualified by reference to the Bylaws, which were last filed as an exhibit to the Company’s Current Report on Form 8-K, filed February 27, 2017, and amended on February 20, 2018, which amendment was filed as an exhibit to the Company’s Current Report on Form 8-K, filed February 22, 2018.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2019 annual meeting of stockholders must be received by the Company not later than November 29, 2019 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Proxy Access Nominations. Any stockholder (or group of up to 20 stockholders) meeting the Company’s continuous ownership requirements set forth in the Bylaws that wishes to nominate a candidate for election to the Board for inclusion in the Company’s proxy materials for its 2020 annual meeting of stockholders must provide written notice to our Secretary no earlier than October 30, 2019 and no later than 5:00 p.m., Pacific Time, on November 29, 2019. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility, procedural and disclosure requirements, can be found in Section 2.13 of the Bylaws.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ended December 31, 2018, all Reporting Persons complied with all applicable Section 16(a) filing requirements.

OTHER MATTERS

The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

Essex Property Trust, Inc.	2019 Proxy Statement	62

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, ESSEX PROPERTY TRUST, INC., 1100 PARK PLACE, SUITE 200, SAN MATEO, CALIFORNIA 94403, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH. A COPY OF THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE, FREE OF CHARGE, ON OUR WEBSITE AT HTTP://WWW.ESSEX.COM.

By Order of the Board of Directors,

Michael J. Schall
Chief Executive Officer and President
San Mateo, California
March 26, 2019

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ESSEX
PROPERTY TRUST, INC.

Computershare
PO BOX 505000
Louisville, KY 40233-5000

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 13, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 13, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Keith R. Guericke 02 Amal M. Johnson 03 Mary Kasaris 04 Irving F. Lyons, III 05 George M. Marcus
06 Thomas E. Robinson 07 Michael J. Schall 08 Byron A. Scordelis 09 Janice L. Sears

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000399865_1 R1.0.1.18

ESSEX

PROPERTY TRUST, INC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com

ESSEX PROPERTY TRUST, INC.

1100 PARK PLACE, SUITE 200, SAN MATEO, CA 94403

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING ON MAY 14, 2019

Keith R. Guericke and Michael J. Schall (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Property Trust, Inc. to be held on Tuesday, May 14, 2019 at 1:00 p.m., Pacific Time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California, 94301, and any adjournments or postponements thereof.

Shares represented by this proxy will be voted as directed by the stockholder. **If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all director nominees and FOR proposals 2 and 3. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.**

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date the reverse side. You need not mark any boxes.

Continued and to be signed on reverse side

0000399865_2 R1.0.1.18